UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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IMAX CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To our Shareholders:	April 8, 2009
Fiscal 2008 was in many important ways an exhilarating year for IMAX Corporation. We made significant progress toward transforming the Company from one that was entirely film-based to one that is increasingly digital, and our business model from one of one-time system sales to one of more significant recurring revenues. Our 2008 financial results reflect the significant costs associated with this transformation and the near-term pressure put on revenues, as many customers elected to wait for the introduction of our digital product, which began in earnest in the second half of the year. With our focus now on the execution of our strategies and on installing systems out of our backlog of theatre signings, the largest backlog in Company history at the end of ‘08, and with our business transformation well underway, we believe our revenue will significantly increase in the coming year and, coupled with our emphasis on cost containment, should result in our returning to profitability in 2009.
Looking at fiscal 2008, our most important strategic achievement was the launch of our new digital technology. Our introduction of digital is driving the rapid build-out of the IMAX network by removing the historically high print costs incurred by our studio partners. As a result, digital enables us to exhibit even more Hollywood films on IMAX screens — approximately 10 to 12 a year, compared to six or seven historically, and also allows for increased programming flexibility. Exhibitors will also benefit from digital through both lower installation costs and more film product, which should translate into higher revenues and greater per theatre profitability.
Our joint revenue sharing model is also contributing to the rapid build-out of our network. In a joint revenue sharing arrangement, we contribute the IMAX system which has historically cost us approximately $500,000, in return for a percentage of theatre box-office and concession revenue. Exhibitors, in turn, are able to enter the IMAX business for roughly $150,000 to $200,000 per theatre — well below historical levels of between $1.5 million and $3.5 million.
Our main accomplishments in 2008 were on numerous key strategic fronts:
2008 Strategic Overview
•	Our IMAX digital product launched in July, on time and on budget, with 46 systems deployed in the second half of 2008 and a total of 74 in operation as of this writing. IMAX digital, coupled with our joint revenue sharing model, are the catalysts behind our record network growth, which increased 17% year-over-year, and our record commercial network growth, which increased 30% year-over-year. In addition, our backlog of 213 systems was a new high for a year-end, up 15% over last year — and we have a record 10 Hollywood titles scheduled for release in 2009 in addition to our one IMAX original film.

•	We are very proud of, and confident in, IMAX digital. The systems are achieving reliability rates of 99.8% and we are pleased that our customers are putting IMAX digital systems into their best locations and best auditoriums.

•	A total of 60 IMAX projection systems were installed in 2008, by far the most installations we have ever had in a given year. We ended 2008 with a total of 351 IMAX systems in operation, compared to 299 in operation last year. This is the largest one-year increase in unit growth in our 40+ year history and we are pleased to report that even this significant increase should be eclipsed by 2009’s anticipated network growth.

•	We ended the year with 52 joint revenue sharing theatres compared to 11 last year. We expanded our joint revenue sharing partnerships with key exhibitors around the globe. Following our 100 theatre deal with AMC signed in December of 2007, we signed strategic joint revenue sharing arrangements with top exhibitors such as Regal Cinemas in the U.S., Hoyts Cinemas in Australia, Tokyu Cinemas in Japan, and Cineplexx in Austria. All of these new relationships position us for future growth in key markets. Also, while not a joint revenue sharing arrangement, our two-theatre system sales deal with Odeon in the UK is very important as we work to increase our penetration in Europe.

•	We secured $18 million in funding in May of 2008 through a private placement of our common stock with our largest shareholder, at then-market prices of $6.60 per share. We also re-negotiated our $30 million credit facility, such that we were no longer subject to any EBITDA maintenance covenants so long as we are in compliance with minimum liquidity levels.

•	We broadened our studio relationships, including our signing of a multi-picture deal with Walt Disney Pictures. We are now in business with virtually every major Hollywood studio. The diversification of our studio relationships creates a pipeline of potential new titles for the IMAX network that is unprecedented.

•	Warner Brothers’ The Dark Knight: The IMAX Experience grossed $62.5 million in the IMAX network and generated per screen averages of approximately $400,000, making it the most successful IMAX 2D Hollywood title in history. Visionary director Christopher Nolan shot six sequences of the film with IMAX cameras, the first time a director has ever used our cameras for a commercial feature film.

•	And we signed deals for 90 IMAX systems in 2008, in addition to the 144 systems signed in 2007. This compares to annual signings in the 20 – 30 range for much of the previous decade.
We firmly believe that these strategic achievements leave us poised to transform IMAX to a company with not only a compelling consumer proposition, but a compelling business proposition as well. IMAX is now firmly in a period of execution and growth. Given the rate at which we are installing new systems, the proven reliability of the systems to date, the positive feedback we are getting from our studio and exhibitor partners, and, perhaps most importantly, consumers — we feel very confident about our digital roll-out thus far.
We also remain confident that we have the necessary funds to continue the planned roll-out of our digital projection systems. We ended the year with cash and cash equivalents of $27.0 million, and $10.5 million available on our credit facility.
Our year end cash position is in line with our expectations and primarily reflects our investment in joint revenue sharing theatre systems. During the year, we invested approximately $18.5 million in this initiative and our costs per joint revenue sharing system remain on plan. Our payback period on this investment is about a year and a half and we estimate a return on our investment of close to 65%, so we believe a good deal of the cash spent in 2008 should cycle back to us in 2009.
In 2009, we anticipate installing a record 90 IMAX systems from our current backlog, the vast majority of which will be systems that fall under our joint revenue sharing model. Our joint revenue sharing digital theatres drove our record network growth in 2008, and that will also be the case in 2009. Given our installation goals for the year, we continue to believe that we will have 115 to 125 joint revenue sharing systems in operation by the end of 2009, and that we will end the year with a total of approximately 440 IMAX systems in operation, a 25% increase over 2008.
Film Slate
We plan to show a record 11 titles in our network in 2009 — 10 Hollywood IMAX DMR® films and one IMAX original film, and we likely have room for one more in the fall. We can say with confidence that our overall line-up includes some of the most anticipated films of the year.
On January 23rd we re-released Warner Brothers’ The Dark Knight and on February 27th, we partnered with Disney for a one-week IMAX release of The Jonas Brothers: The 3D Concert Experience.
On February 13th, we released Under the Sea 3D, together with Warner Brothers, primarily in institutional settings. We are very proud of this film from an artistic and educational standpoint and it is an excellent representation of how truly immersive IMAX 3D® is. On March 6th we released Watchmen: The IMAX Experience, which is being distributed domestically by Warner Brothers’ and internationally by Paramount. Watchmen debuted on 153 IMAX screens worldwide, and generated $11.8 million domestic, or close to 12% of the domestic box office on just 2% of locations. On March 27th, we released to IMAX® theatres DreamWorks Animation’s highly anticipated first 3D film, Monsters vs. Aliens, which will show on close to 200 IMAX 3D screens worldwide over the course of its run, the largest IMAX release in history. The movie generated $5.1 million of domestic gross box office over the first weekend in IMAX, or approximately 9% of the total on just 2% of the screens. The movie was a huge success overall and was our biggest 3D weekend in history. Our domestic per screen average of $35,682 significantly outperformed 2D and other non-IMAX 3D per screen averages.

On May 8th, we will release Paramount Pictures’ Star Trek, for a two-week run. Short runs like this are only possible because of our introduction of digital and give both us and our exhibitors much greater programming flexibility. On May 22nd, 20th Century Fox’s Night at the Museum: Battle of the Smithsonian will be our fifth Fox film. The first Night at the Museum delivered $18.3 million of gross box office in IMAX, or $160,000 per screen. On June 24th, we will release DreamWorks Pictures and Paramount’s Transformers: Revenge of the Fallen. Directed by Michael Bay, the movie features three sequences shot with IMAX cameras, similar to what Chris Nolan did for the IMAX version of The Dark Knight. In July, we will release an IMAX version of Warner Brothers’ Harry Potter and the Half Blood Prince. This is our fourth installment of the Harry Potter franchise, which has been very successful in IMAX. Sequences of the movie will be featured exclusively in live-action IMAX 3D, which can only be seen in IMAX theatres. We believe we will have another Hollywood title in the fall, which will then be followed by Walt Disney Pictures’ A Christmas Carol, a 3D motion capture picture starring Jim Carrey and directed by Robert Zemeckis. This will be our third Zemeckis/3D motion-capture film, having previously released The Polar Express and Beowulf, both of which were highly successful in IMAX. Finally, on December 18, 2009, we will release Academy Award® winning director James Cameron’s groundbreaking 3D title, Avatar, in IMAX 3D. We believe that Avatar ranks as one of the most anticipated film projects in recent memory and having taken an early look at the movie in 3D, we are very excited about this revolutionary piece of filmmaking.
Of our 11 titles, five are 3D and come from some of the best filmmakers in the business. At a time when over 20 Hollywood movies over the next two years are scheduled to be released in 3D, our rapidly growing network is becoming an increasingly important part of the 3D movement. Couple our network growth with our historical out-performance against conventional theatre digital 3D, and the IMAX platform becomes even more important to studios and exhibitors looking to extend their reach and maximize as much upside as possible. While we are very excited about the potential of 3D, we continue to program our network with what we believe to be the best films available, whether 2D or 3D.
Much like 2008, our goal for this year is to have the bulk of our 2010 film slate finalized in 2009 so that we can continue to provide ourselves and our exhibitor partners with increased visibility, a highly prized asset in today’s environment. To that end, we are hard at work on our 2010 film slate and to date have announced four titles: Walt Disney Pictures’ Alice in Wonderland: An IMAX 3D Experience, to be released on March 5th; DreamWorks Animation’s How to Train Your Dragon, to be released on March 26; and Shrek Goes Fourth, scheduled for release on May 21st — all of which will be in IMAX 3D. We also plan to release an IMAX original film, currently titled Hubble, a 3D film as well. We look forward to announcing more 2010 titles as the year unfolds.
We believe IMAX is becoming an increasingly important partner to studios and exhibitors as we work together to deliver unique, premium movie-going experiences for consumers that cannot be replicated at home. We believe our strong film slate, increasing number of digital projection systems and joint revenue sharing theatre systems should drive significant revenue growth and, coupled with our intense focus on cost containment, should result in our returning to profitability in 2009. It is for these reasons that we look to 2009 with cautious optimism, even in this challenging global economic climate.
Our significant progress and the execution of our initiatives would not have been possible without the efforts and dedication of our employees. From the development and roll-out of our digital product, to strengthening and diversifying our studio relationships, to landing deals for 234 systems over the past two years, to securing the financing to fund our ongoing joint revenue sharing system roll-out, we are grateful for their many contributions. So too are we grateful for the strong support of our shareholders and our exhibitor and studio partners, who work with us to make the immersive IMAX Experience possible.
Finally, in December 2008 we announced that, effective April 1, 2009, Rich Gelfond would become sole Chief Executive Officer, while retaining his seat on the Board, and Brad Wechsler would become our sole Chairman of the Board. This new management structure is being put in place as we continue to successfully implement our Hollywood and digital strategies and enter this new and exciting period of growth. We look forward to reporting to you on our continued progress in 2009 and beyond.

/s/ Richard Gelfond	/s/ Bradley Wechsler

Richard Gelfond	Bradley Wechsler
Chief Executive Officer	Chairman

IMAX Corporation
2525 Speakman Drive
Mississauga, Ontario, Canada, L5K 1B1
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of IMAX Corporation (the “Company”) will be held at Stony Brook Manhattan, 2nd Floor, 401 Park Avenue South, New York, New York, U.S.A., 10016 on Wednesday, June 3, 2009 at 10:30 a.m. (the “Meeting”), for the purposes of:
(1)	receiving the consolidated financial statements for the fiscal year ended December 31, 2008, together with the auditors’ report thereon;

(2)	electing directors;

(3)	appointing auditors and authorizing the directors to fix the auditors’ remuneration; and

(4)	transacting such other business as may properly be brought before the Meeting or any adjournments thereof.

By Order of the Board,
/s/ G. MARY RUBY
G. MARY RUBY
Executive Vice President, Corporate Services and Corporate Secretary

Mississauga, Ontario
April 8, 2009
Shareholders who are unable to be present at the Meeting are requested to complete and return the accompanying Proxy in the envelope provided for that purpose. Proxies must be deposited with Computershare Investor Services Inc., c/o Stock and Bond Transfer Dept., 9th Floor, 100 University Avenue, Toronto, Ontario, Canada, M5J 2Y1 or at the Corporate Headquarters of the Company noted above on or before 10:30 a.m. (Eastern Time) on Monday, June 1, 2009.

Proxy Circular
and
Proxy Statement
April 8, 2009
IMAX CORPORATION
2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1
tel: 905-403-6500 fax: 905-403-6540
www.imax.com

TABLE OF CONTENTS

GENERAL INFORMATION	1
SOLICITATION OF PROXIES BY MANAGEMENT	1
INFORMATION ON VOTING	1
Record Date for Notice of Annual General Meeting and Provisions Relating to Voting	1
Appointment and Delivery of Proxies	1
Revocability of Proxies	1
Proxy and Voting by Mail or Delivery	2
Proxy and Voting by Telephone	2
Proxy and Voting by Internet	2
Voting by Proxy	2
Exercise of Discretion by Proxies	2
VOTING SHARES	3
PRINCIPAL SHAREHOLDERS OF VOTING SHARES	3
SHAREHOLDER PROPOSALS FOR THE COMPANY’S 2010 ANNUAL MEETING	4
SHAREHOLDER COMMUNICATION	4
FINANCIAL STATEMENTS AND AUDITORS’ REPORT	4
ELECTION OF DIRECTORS	4
Nominees for Election	5
EXECUTIVE OFFICERS	6
EQUITY COMPENSATION PLANS	8
SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT	9
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	10
MANAGEMENT CEASE TRADE ORDER	10
CO-CHIEF EXECUTIVE OFFICERS	10
COMPENSATION DISCUSSION AND ANALYSIS	10
Compensation Philosophy and Objectives	10
Executive Compensation Components and Process	11
Base Salary	11
Performance-Based Incentive Compensation	12
Bonus Awards	12
Sales Commission Plans	12
Long-Term Incentive Compensation	13
Stock Options	13
Stock Appreciation Rights	14
Retirement and Pension Plans	14
Other Personal Benefits and Perquisites	15
Change of Control Severance Agreements	15

Named Executive Officers’ Compensation for 2008	15
Named Executive Officers’ Base Salaries	15
Named Executive Officers’ Performance-Based Incentive Compensation	16
Named Executive Officers’ Long-Term Incentive Compensation	16
Additional Factors Considered	17
COMPENSATION COMMITTEE REPORT	18
SUMMARY COMPENSATION TABLE	18
GRANTS OF PLAN-BASED AWARDS	20
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	21
OPTIONS EXERCISED	22
PENSION BENEFITS	23
EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL	23
COMPENSATION OF DIRECTORS	28
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	29
CORPORATE GOVERNANCE	30
Director Independence	30
Nomination Process	30
Board of Directors’ Mandate	30
Meetings of the Board of Directors and its Committees	30
Committees of the Board	31
Audit Committee	31
Compensation Committee	31
Corporate Governance Committee	31
Nominating Committee	32
Option Committee	32
Orientation and Education	32
Board Self-Assessment	32
Written Position Descriptions	32
CODE OF ETHICS	32
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	33
REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS	34
AUDITOR INDEPENDENCE	34
Audit Fees	34
Audit-Related Fees	34
Tax Fees	34
All Other Fees	34
Audit Committee’s Pre-Approval Policies and Procedures	34
REPORT OF THE AUDIT COMMITTEE	35
APPOINTMENT OF AUDITORS	35
AVAILABLE INFORMATION	35
APPROVAL BY BOARD OF DIRECTORS	35

IMAX Corporation
2525 Speakman Drive
Mississauga, Ontario, Canada, L5K 1B1
GENERAL INFORMATION
     The Annual General Meeting (the “Meeting”) of Shareholders of IMAX Corporation (the “Company”) will be held at Stony Brook Manhattan, 2nd Floor, 401 Park Avenue South, New York, New York, U.S.A., 10016, on Wednesday, June 3, 2009 at 10:30 a.m., for the purposes of: (i) receiving the consolidated financial statements for the fiscal year ended December 31, 2008, together with the auditors’ report thereon; (ii) electing directors; (iii) appointing auditors and authorizing the directors to fix the auditors’ remuneration; and (iv) transacting such other business as may properly be brought before the Meeting or any adjournments thereof.
     The Notice of Annual General Meeting, this document and the form of proxy (the “Proxy”) will be released on or about April 8, 2009 to holders of the Company’s common shares (the “Common Shares”).
SOLICITATION OF PROXIES BY MANAGEMENT
     This proxy circular and proxy statement (the “Circular”) is furnished in connection with the solicitation by the management of the Company of proxies to be used at the Annual General Meeting of Shareholders of the Company to be held on Wednesday, June 3, 2009, at Stony Brook Manhattan, 2nd Floor, 401 Park Avenue South, New York, New York, U.S.A., 10016 at 10:30 a.m., and at any adjournments thereof for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders. While management intends to solicit most proxies by mail, some proxies may be solicited by telephone or other personal contact by directors, officers or employees of the Company. Directors, officers and employees will not receive any additional compensation for such activity. The Company will, upon request, pay brokers and certain other persons who hold the Company’s Common Shares for others their reasonable expenses for sending proxy materials to the beneficial owners of the Company’s Common Shares. The cost of solicitation will be borne by the Company.
INFORMATION ON VOTING
Record Date for Notice of Annual General Meeting and Provisions Relating to Voting
     The Board of Directors has fixed April 13, 2009 as the record date for the Meeting. Accordingly, each holder of Common Shares of record on that date is entitled to one vote for each Common Share shown as registered in the shareholder’s name on the list of shareholders prepared as of April 13, 2009.
Appointment and Delivery of Proxies
     The persons named in the accompanying Proxy are directors and officers of the Company. A shareholder has the right to appoint one of the persons designated as proxy holders in the accompanying Proxy or any other person, who need not be a shareholder of the Company, to attend and act on behalf of the shareholder at the Meeting. To exercise this right, a shareholder may either insert such person’s name in the blank space provided in the accompanying Proxy, or complete another appropriate form of proxy.
Revocability of Proxies
     A shareholder who has given a proxy may revoke it by depositing an instrument in writing (including another proxy) executed by the shareholder or the shareholder’s attorney authorized in writing at: (i) the registered office of the Company, IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary, at any time up to and including 10:30 a.m., Eastern Time, on the second last business day prior to the date of the Meeting or any adjournment thereof; (ii) or with the chairman of the Meeting on the day of the Meeting or at any adjournment thereof; or (iii) in any other manner permitted by law, including attending the Meeting in person.
Unless otherwise indicated, all references in this document to dollar amounts are to U.S. dollars.
All information contained in this document is at April 1, 2009, unless otherwise indicated.

Proxy and Voting by Mail or Delivery
     To vote by mail or delivery, your paper Proxy must be completed, signed and returned in accordance with the instructions on the paper Proxy. To be valid, a Proxy must be dated and signed by the shareholder or the shareholder’s attorney authorized in writing. The Proxy, to be acted upon, must be deposited with the Company c/o its transfer agent, Computershare Investor Services Inc., c/o Stock & Bond Transfer Dept., 9th Floor, 100 University Avenue, Toronto, Ontario, Canada, M5J 2Y1 or at the Corporate Headquarters of the Company, by 10:30 a.m. (Eastern Time) on June, 1, 2009 or 10:30 a.m. on the second last business day prior to the date of any adjournment of the Meeting.
Proxy and Voting by Telephone
     To vote by telephone, call the toll-free number shown on the Proxy form provided. Using a touch-tone telephone to select your voting preferences, follow the instructions of the “Vote voice” and refer to your holder account number and access number provided on the Proxy that was delivered to you by mail.
     Note that voting by telephone is not available if you wish to appoint a person as a proxy other than the persons named on the Proxy form. In such a case, your Proxy should be voted by mail, delivery, or Internet.
Proxy and Voting by Internet
     To vote your Proxy by Internet, visit the website address as shown on the Proxy form provided. Follow the on-line voting instructions given to you over the Internet and refer to your holder account number and access number provided on the Proxy that was delivered to you by mail.
Voting by Proxy
     The Common Shares represented by proxy will be voted and withheld from voting in accordance with the instructions of the shareholder on any ballot that may be called for, and if the shareholder specifies a choice with respect to any matter to be acted upon, the Common Shares will be voted accordingly. For the purpose of voting by Proxy, Proxies marked as “Withhold” will be treated as present for the purpose of determining a quorum but will not be counted as having been voted in respect of any matter to which the instruction to “Withhold” is indicated.
     By completing and returning a Proxy, you are authorizing the person named in the Proxy to attend the Meeting and vote your Common Shares on each item of business you are entitled to vote on, according to your instructions. If there are no instructions with respect to your Proxy, your Common Shares will be voted in favour of the election of directors and the appointment of auditors and authorization of the directors to fix the auditors’ remuneration, in each case, as referred to in this Circular.
     Proxies returned by intermediaries as “non-votes” because the intermediary has not received instructions from the non-registered shareholder with respect to the voting of certain shares or, under applicable stock exchange or other rules, the intermediary does not have the discretion to vote those shares on one or more of the matters that come before the Meeting, will be treated as not entitled to vote on any such matter and will not be counted as having been voted in respect of any such matter. Shares represented by broker “non-votes” will, however, be counted in determining whether there is a quorum.
Exercise of Discretion by Proxies
     The person appointed as proxy holder has discretionary authority and may vote the Common Shares represented thereby as such person considers best with respect to amendments or variations to matters identified in the Notice of Annual General Meeting, and with respect to any other matter which may properly come before the Meeting. As of the date of this Circular, management of the Company is not aware of any such amendment, variation or other matter proposed or likely to come before the Meeting. However, if any such amendment, variation or other matter properly comes before the Meeting, it is the intention of the persons named in the accompanying Proxy to vote on such other business in accordance with their judgement.

VOTING SHARES
     On April 1, 2009, the Company had 43,730,631 Common Shares issued and outstanding, each carrying the right to one vote at all meetings of the shareholders of the Company.
     A quorum for the transaction of business at the Meeting shall be at least two persons present in person, each being a shareholder entitled to vote thereat or a duly appointed proxy holder for such shareholder and together holding or representing by Proxy not less than 33 1/3% of the outstanding Common Shares entitled to be voted at the Meeting.
PRINCIPAL SHAREHOLDERS OF VOTING SHARES
     The Company is not aware of any persons who as of April 1, 2009, beneficially owned or exercised control or direction over more than 5% of the Company’s Common Shares except:

	Amount and Nature of		Percent of
	Beneficial Ownership of		Outstanding
Name and Address of Beneficial Owner of Common Shares	Common Shares		Common Shares

Bradley J. Wechsler
Suite 2100, 110 East 59th Street, New York, NY 10022	2,582,800	(1)	5.8%

Douglas Group
Kevin and Michelle Douglas
Douglas Family Trust
James E. Douglas, III
James & Jean Douglas Irrevocable Descendants’ Trust
125 E. Sir Francis Drake Blvd., Suite 400, Larkspur, CA 94939	8,626,447	(2)	19.7%

First Wilshire Securities Management, Inc.
1224 East Green Street, Suite 200, Pasadena, CA 91106	2,953,961	(3)	6.8%

Pequot Capital Management, Inc.
500 Nyala Farm Road, Westport, CT 06880	2,500,298	(4)	5.7%

     As of April 1, 2009, Richard L. Gelfond, the Company’s Chief Executive Officer, beneficially owns 2,136,250 Common Shares (4.8%), including 1,150,000 Common Shares as to which Mr. Gelfond had the right to acquire beneficial ownership through the exercise of options. Mr. Gelfond has sole voting and dispositive power with respect to 1,994,150 Common Shares and shared voting and dispositive power with respect to 142,100 Common Shares. On December 23, 2008, Mr. Gelfond transferred 586,650 Common Shares to his former spouse for no consideration pursuant to a divorce settlement order. Mr. Gelfond no longer reports beneficial ownership of these Common Shares.
     Statements as to securities beneficially owned by the above-mentioned beneficial owners, or as to securities over which they exercise control or direction, are based upon information obtained from such beneficial owners and from records available to the Company.
     The amount of Common Shares listed includes the number of Common Shares owned at April 1, 2009 and Common Shares as to which each individual had at April 1, 2009, the right to acquire beneficial ownership through the exercise of vested options plus options that vest within 60 days of that date.
     The percentage of outstanding Common Shares is based on dividing the number of Common Shares beneficially owned by such person by 43,730,631 Common Shares outstanding as of April 1, 2009, adjusted for Common Shares issuable through the exercise of vested options, held by such person, plus options held by such person that vest within 60 days of that date.
(1)	Included in the amount shown are 1,050,000 Common Shares as to which Mr. Wechsler had the right to acquire beneficial ownership as of April 1, 2009, through the exercise of options. Mr. Wechsler has sole voting and dispositive power with respect to 2,108,300 Common Shares and shared voting and dispositive power with respect to 474,500 Common Shares.

(2)	Based on information contained in a Schedule 13G/A, dated February 17, 2009, filed jointly by Kevin Douglas, Michelle Douglas, James E. Douglas, III, the Douglas Family Trust, the K&M Douglas Trust, and James Douglas & Jean Douglas Irrevocable Descendants’ Trust. Kevin Douglas has shared voting power with respect to 6,038,513 Common Shares. (Kevin Douglas and his wife, Michelle Douglas, hold 3,709,372 Common Shares jointly as the beneficiaries and co-trustees of the K&M Douglas Trust. In addition, Kevin Douglas and Michelle Douglas are co-trustees of the James Douglas and Jean Douglas Irrevocable Descendants’ Trust, which holds 2,329,141 Common Shares.) Kevin Douglas has shared dispositive power with respect to 8,626,447 Common Shares. (Kevin Douglas has dispositive power with respect to 862,645 Common Shares held by James E. Douglas, III and 1,725,289 Common Shares held by the Douglas Family Trust.)

(3)	Based on information contained in a Schedule 13G, dated February 13, 2009, filed by First Wilshire Securities Management, Inc. (“First Wilshire”). First Wilshire has sole voting power with respect to 430,030 Common Shares and sole dispositive power with respect to 2,953,961 Common Shares. First Wilshire holds shared voting/dispositive power with respect to none of the Common Shares.

(4)	Based on information contained in a Schedule 13G, dated February 13, 2009, filed by Pequot Capital Management, Inc. (“Pequot”). Pequot has sole voting and dispositive power with respect to 2,500,298 Common Shares. Pequot holds shared voting/dispositive power with respect to none of the Common Shares.
SHAREHOLDER PROPOSALS FOR THE COMPANY’S 2010 ANNUAL MEETING
     If a shareholder wishes to propose any matter for a vote by the Company’s shareholders at the Company’s 2010 annual meeting, he/she must send his/her proposal to the Corporate Headquarters of the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary. The Company may omit the proposal from next year’s proxy circular and proxy statement under applicable Canadian corporate law and U.S. securities laws if it is not received by the Company’s Corporate Secretary at the address noted above by December 1, 2009.
SHAREHOLDER COMMUNICATION
     The Company does not have a formal policy regarding shareholders communicating with the Board of Directors, although shareholders may do so in writing to IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Board of Directors and Secretary to the Board. The Secretary forwards all shareholder communications to the Board of Directors.
FINANCIAL STATEMENTS AND AUDITORS’ REPORT
     The Board of Directors will submit to the shareholders at the Meeting the consolidated financial statements for the fiscal year ended December 31, 2008, and the auditors’ report thereon. A copy of these financial statements and the auditors’ report is included in the Annual Report on Form 10-K, which is being mailed to the Company’s shareholders together with this Circular.
ELECTION OF DIRECTORS
     The Company’s articles permit the Company to have between one and 15 directors, with the actual number determined by the Board of Directors. The Board of Directors has fixed the number of directors at seven.
     At the Meeting, shareholders will be asked to approve the election of directors, by ordinary resolution, which requires that a majority of the votes cast at the Meeting be in favour of the resolution for the election of the nominees. In the absence of any instruction on the accompanying Proxy, it is the intention of the persons named by management in the Proxy to vote the Common Shares represented by the Proxy in favour of the resolution.
     The Board of Directors is divided into three classes, each of which serves for a three-year term. The Board of Directors is currently composed of Neil S. Braun, Kenneth G. Copland, Richard L. Gelfond, Garth M. Girvan, David W. Leebron, Marc A. Utay, and Bradley J. Wechsler. At the Meeting the term of Class I directors expires. The term of Class II directors expires in 2011. The term of Class III directors expires in 2010.

Nominees for Election
     The individuals noted below are to be nominated for election to the Board of Directors of the Company in Class I.
     The following table lists certain information concerning the persons to be nominated for election to the Board of Directors of the Company in Class I and the directors whose terms continue after the Meeting.

Current Position
Nominees for Election as Class I Directors for the Term Expiring in 2012	with the Company

Neil S. Braun, 56, New York, New York, U.S.A.
Neil S. Braun has been a director of the Company since June 2003, has been CEO of The Carbon Neutral Company since November 2008 and previously the Chairman & Chief Executive Officer of The GreenLife Organization. Mr. Braun previously served as President, Distribution & Marketing of Starz Media since it acquired IDT Entertainment in August 2006, President, Feature Films and Television of IDT Entertainment since January 2005 and the President of Vanguard Animation, LLC since 2001. He was the President of Vast Video Inc. prior to this and was President of iCast Corporation a wholly-owned subsidiary of CMGI, Inc. during 1999. From 1994 to 1998, Mr. Braun was President of NBC Television Network. Mr. Braun also sits on the Share our Strength and Westhampton Beach Performing Arts Center boards of directors and is a member of the University of Pennsylvania School of Arts and Sciences Board of Overseers, all non-profit organizations. Mr. Braun is a member of the Company’s Audit, Compensation and Nominating Committees.
Director

Kenneth G. Copland, 71, Toronto, Ontario, Canada
Kenneth G. Copland has been a director of the Company since June 1999 and is the Chairman of KGC Ltd. Mr. Copland was the Vice-Chairman of BMO Nesbitt Burns Inc. from 1994 to May 2001. Mr. Copland is a director of BMONT Split Corp. and Allbanc Split Corp. II. Mr. Copland serves as the Chairman of the Audit Committee of the Company and is a member of the Company’s Compensation and Nominating Committees. Mr. Copland is a Canadian citizen.
Director

Garth M. Girvan, 60, Toronto, Ontario, Canada
Garth M. Girvan has been a director of the Company since March 1994 and is a partner of McCarthy Tétrault LLP, Canadian counsel to the Company. Mr. Girvan is a director of Entertainment One Ltd. Mr. Girvan serves as the Chairman of the Compensation Committee of the Company and is a member of the Company’s Corporate Governance and Option Committees. Mr. Girvan is a Canadian citizen.
Director

Expiry of Term
Directors who Continue in Office after the Meeting	of Office

Richard L. Gelfond, 53, New York, New York, U.S.A.
Effective April 1, 2009, Mr. Gelfond assumed the role of sole Chief Executive Officer of the Company. Mr. Gelfond served as Co-Chairman of the Company with Mr. Wechsler from June 1999 to March 31, 2009 and Co-Chief Executive Officer with Mr. Wechsler from May 1996 to March 31, 2009. From March 1994 to June 1999, Mr. Gelfond served as Vice Chairman of the Company. Mr. Gelfond serves as Chairman of the Board of Trustees of the Stony Brook Foundation, Inc., affiliated with Stony Brook University, and is on the Board of Directors for Brookhaven Science Associates, the Management Company of Brookhaven National Laboratories. Mr. Gelfond is a member of the Board of Directors of the Atlantic Counsel. He is also Vice Chairman of the New York Historical Society and a Member of the Motion Picture Academy of Arts & Science. Mr. Gelfond served as the Chairman of the Columbia Shuttle Memorial Trust Steering Committee, which was established in co-operation with NASA to support the families of the seven crew members of the STS-107 mission of the Space Shuttle Columbia, which came to a tragic end on February 1, 2003.
2010

David W. Leebron, 54, Houston, Texas, U.S.A.
David W. Leebron has been a director of the Company since September 2003 and has been the President of Rice University since July 1, 2004. Prior to July 1, 2004, Mr. Leebron held the position of Dean and Lucy G. Moses Professor of Law at Columbia University School of Law since 1996 and Professor of Law since 1989. Mr. Leebron is on the Council on Foreign Relations, and on the board of the Greater Houston Partnership. Mr. Leebron serves as Chairman of the Corporate Governance and Nominating Committees of the Company and is a member of the Company’s Audit and Compensation Committees.
2011

Expiry of Term
Directors who Continue in Office after the Meeting	of Office

Marc A. Utay, 49, New York, New York, U.S.A.
Marc A. Utay has been a director of the Company since May 1996 and has been the Managing Partner of Clarion Capital Partners, a private equity investment firm, since November 1999. Prior to joining Clarion, Mr. Utay was a Managing Director of Wasserstein Perella & Co. Inc. and a member of Wasserstein Perella’s Policy Committee. Mr. Utay was co-head of Wasserstein Perella’s Leveraged Finance, Retailing and Media, Telecommunication and Entertainment groups. Until December 2002, Mr. Utay was also a Senior Advisor to Dresdner Kleinwort Wasserstein. Mr. Utay is a director of P&F Industries, Inc. Mr. Utay serves as Chairman of the Option Committee of the Company and is a member of the Company’s Corporate Governance and Compensation Committees.
2011

Bradley J. Wechsler, 57, New York, New York, U.S.A.
Effective April 1, 2009 Bradley J. Wechsler assumed the role of sole Chairman of the Company’s Board of Directors. Mr. Wechsler served as Co-Chief Executive Officer of the Company with Mr. Gelfond from May 1996 to March 31, 2009. From March 1994 to June 1999, Mr. Wechsler served as Chairman of the Company and served as Co-Chairman with Mr. Gelfond from June 1999 to March 31, 2009. Mr. Wechsler serves on the boards of the American Museum of the Moving Image, Math for America, the Ethical Culture Fieldston Schools and Apollo Investment Corporation. Mr. Wechsler also serves on the board of the NYU Hospital and Medical Center, where he is a Vice Chairman and member of the Executive Committee. Mr. Wechsler is a Member of the Motion Picture Academy of Arts & Science.
2010

     The Board of Directors recommends that you vote in favour of the election of the nominees whose names are set forth above.
     The persons named in the accompanying Proxy intend to vote for the election of the nominees whose names are set forth above. If any of the above nominees is for any reason unable to serve as a director, proxies in favour of management will be voted for another nominee in their discretion unless the shareholder has specified in the Proxy that such shareholder’s Common Shares are to be withheld from voting on the election of directors.
     The nominees for election as directors have indicated to the Company that they will serve if elected. Each director elected will hold office until the earlier of the expiry of the term for which he has been elected; until his successor is elected or appointed; or until the date of his resignation or termination.
     Shareholders who wish to have the Board of Directors consider the nomination of any person for director at the 2010 meeting of shareholders should communicate with the Company’s Corporate Secretary at the Company’s corporate office (see description below under “Nomination Process”).
EXECUTIVE OFFICERS
     The following table sets forth certain information regarding the executive officers of the Company as of April 1, 2009.

Name	Age	Position

Richard L. Gelfond	53	Chief Executive Officer and Director

Joseph Sparacio	49	Executive Vice President & Chief Financial Officer

Greg Foster	46	Chairman & President, Filmed Entertainment

Robert D. Lister	40	Senior Executive Vice President and General Counsel

Brian Bonnick	52	Executive Vice President, Technology

David B. Keighley	60	Executive Vice President & President, David Keighley Productions 70MM Inc.

Larry O’Reilly	46	Executive Vice President, Theatre Development

G. Mary Ruby	51	Executive Vice President, Corporate Services and Corporate Secretary

Mark Welton	45	Executive Vice President, Corporate and Digital Development & Theatre Operations

Edward MacNeil	44	Senior Vice President, Finance

Jeffrey Vance	37	Vice President, Finance & Controller

     Richard L. Gelfond assumed the role of sole Chief Executive Officer of the Company effective April 1, 2009, and remains a member of the Company’s Board of Directors. Mr. Gelfond served as Co-Chairman of the Company with Mr. Wechsler from June 1999 to March 31, 2009 and Co-Chief Executive Officer with Mr. Wechsler from May 1996 to March 31, 2009. From March 1994 to June 1999, Mr. Gelfond served as Vice Chairman of the Company. Mr. Gelfond serves as Chairman of the Board of Trustees of the Stony Brook Foundation, Inc., affiliated with Stony Brook University, and is on the Board of Directors for Brookhaven Science Associates, the Management Company of Brookhaven National Laboratories. Mr. Gelfond is a member of the Board of Directors of the Atlantic Counsel. He is also Vice Chairman of the New York Historical Society and a Member of the Motion Picture Academy of Arts & Science. Mr. Gelfond served as the Chairman of the Columbia Shuttle Memorial Trust Steering Committee, which was established in co-operation with NASA to support the families of the seven crew members of the STS-107 mission of the Space Shuttle Columbia, which came to a tragic end on February 1, 2003.
     Joseph Sparacio joined the Company in May 2007 as Executive Vice President and was appointed Chief Financial Officer (“CFO”) in August 2007. Prior to joining the Company, Mr. Sparacio served as Senior Vice President and Chief Financial Officer for the programming company iN Demand L.L.C. from June 2002 until his employment with the Company. From 1998 to 2002, Mr. Sparacio served as Vice President of Finance and Controller for Loews Cineplex Entertainment Corporation. From 1994 to 1998, Mr. Sparacio served as Vice President, Finance and Controller of Loews Theater Management Corp., and from 1990 to 1994, he served as Controller. Prior to joining Loews, Mr. Sparacio spent eight years with Ernst & Young. Mr. Sparacio is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.
     Greg Foster joined the Company in March 2001 as President, Filmed Entertainment and was appointed Chairman & President, Filmed Entertainment in September 2004. Prior to joining the Company, Mr. Foster was Executive Vice-President of Production at MGM/UA. Prior to that, Mr. Foster held other senior positions including Senior Vice-President of Motion Picture Marketing Research during his 15 years at MGM/UA. In 1999, Mr. Foster founded uMogul, a financial services company and held the position of Chairman, Co-Founder and President.
     Robert D. Lister joined the Company in May 1999 as Senior Vice President, Legal Affairs and General Counsel, and was appointed Senior Executive Vice President and General Counsel in December 2007. Previous to that, Mr. Lister held the position of Executive Vice President, Business & Legal Affairs, Corporate Communications and General Counsel since January 2006 and was Executive Vice President, Legal and Business Affairs and General Counsel, a position he held from May 2001 to January 2006. Prior to joining the Company, Mr. Lister was Vice President, General Counsel and Secretary of Clearview Cinemas, a film exhibitor, from March 1998 until his employment with the Company. Prior to that, Mr. Lister served as Associate General Counsel of Merit Behavioral Care Corporation, a behavioral healthcare company, from March 1996 through March 1998. Mr. Lister is a member of the New York State Bar Association.
     Brian Bonnick joined the Company in January 1999 as Vice President, Research & Technology and was appointed Executive Vice President, Technology in June 2006. Previous to that, Mr. Bonnick held the position of Senior Vice President, Technology, a position he held since August 2001. Prior to joining the Company, Mr. Bonnick was Vice President, Engineering and Operations for Electrohome Corporation. Prior to that Mr. Bonnick was Vice President and General Manager at TSB International Inc., a telecommunications company. Mr. Bonnick is registered as a professional engineer by the Association of Professional Engineers of Ontario.
     David B. Keighley joined the Company in February 1988 and was appointed Executive Vice President of the Company in July 2007. Previous to that, Mr. Keighley held the position of Senior Vice President, a position he held since July 1997. Mr. Keighley is President of David Keighley Productions 70MM Inc., a subsidiary of the Company. Mr. Keighley is responsible for motion picture and digital post-production and image quality assurance.
     Larry O’Reilly joined the Company in March 1994 as the Sales Manager, Film Distribution and was appointed Executive Vice President, Theatre Development in September 2004. Mr. O’Reilly has held various positions within the Company including Manager, Business Development, Film; Director, Strategic Partnerships; Director, Commercial Marketing: The Americas; Vice President, Sales, The Americas; and Senior Vice President, Theatre Development & Film Distribution.

     G. Mary Ruby joined the Company in October 1987 as Associate General Counsel and was appointed Executive Vice President, Corporate Services (Legal, Human Resources and Administration) and Corporate Secretary in January 2008. Previous to that Ms. Ruby held the position of Senior Vice President, Human Resources and Administration since May 2007 and Senior Vice President, Legal Affairs and Corporate Secretary since July 2001. Ms. Ruby held the position of General Counsel of the Company from February 1989 to February 1997. Ms. Ruby is also Deputy General Counsel and acts as Corporate Secretary to the Board of Directors. In November 2004, Ms. Ruby was appointed by the Company’s Audit Committee as Chief Compliance Officer, responsible for oversight of the Company’s Whistle Blower Program. Ms. Ruby is a member of the Ontario Bar Association. Ms. Ruby is a Governor and Chairperson of the Governance Committee of Branksome Hall.
     Mark Welton joined the Company in July 1997 as Director, Business Affairs and was appointed Executive Vice President, Corporate and Digital Development & Theatre Operations in April 2007. From September 2001 to October 2003, Mr. Welton held the position of Senior Vice President, Business Affairs, and from October 2003 to June 2006, Mr. Welton held the position of Senior Vice President, Theatre Operations and from June 2006 to April 2007 held the position of Executive Vice President, Theatre Operations & General Manager, Digital. Prior to joining the Company Mr. Welton was an associate lawyer at the law firm Stikeman, Elliot from 1994 until his employment with the Company.
     Edward MacNeil joined the Company in April 1994 as Director, Taxation & Treasury and was appointed Senior Vice President, Finance in August 2007. Mr. MacNeil served as interim Chief Financial Officer from August 2006 to August 2007. From October 1999 to August 2001, Mr. MacNeil held the position of Director and Senior Vice President of Digital Projection Limited, a former subsidiary of the Company. From September 2001 to September 2006, Mr. MacNeil held the position of Vice President Finance, Tax and Special Projects. Prior to joining the Company, Mr. MacNeil was a Taxation Manager at PricewaterhouseCoopers. Mr. MacNeil is a member of the Canadian Institute of Chartered Accountants.
     Jeffrey Vance joined the Company in October 2004 as Manager, Business Operations and was appointed Vice President, Finance and Controller in February 2008. Mr. Vance served as Co-Controller from November 2006 and previous to that, Mr. Vance held the position of Director, Finance and Treasurer. Prior to joining the Company, Mr. Vance was employed in the Audit and Business Advisory Division at Arthur Andersen LLP from 1994 to 2002, most recently as Audit Manager, and was the Assistant Director, Financial Administration at FedEx Trade Networks Transport and Brokerage (Canada) Inc. from 2002 to 2003 and Eastern Region Controller and Manager of Administration at Comstock Canada Ltd. from 2003 to 2004. Mr. Vance is a Chartered Accountant.
EQUITY COMPENSATION PLANS
     The following table sets forth information regarding the Company’s equity compensation plans as of December 31, 2008.

Number of
securities
remaining available
	Number of		for future issuance
	securities to be		under equity
	issued upon	Weighted average	compensation plans
	exercise of	exercise price of	(excluding
	outstanding	outstanding	securities
	options, warrants	options, warrants	reflected in column
Plan category	and rights	and rights	(a))

	(a)	(b)	(c)

Equity compensation plans approved by security holders	6,686,182	$ 5.97	2,011,944

Equity compensation plans not approved by security holders	Nil	Nil	Nil

Total	6,686,182	$ 5.97	2,011,944

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
     The following table sets forth information with respect to the beneficial ownership of the Company’s Common Shares as of April 1, 2009 or as otherwise indicated in the notes below, including (i) all persons to be nominated for election to the Board of Directors, individually; (ii) all directors and the named executive officers, individually; and (iii) all directors and officers as a group. The Company’s named executive officers are the individuals who served during 2008 as Chief Executive Officers, Chief Financial Officer and the three most highly compensated executive officers of the Company, other than the Chief Executive Officers and the Chief Financial Officer, who were serving as executive officers as of December 31, 2008 (collectively, the “Named Executive Officers”).

	Amount and Nature of		Percent of
	Beneficial Ownership of		Outstanding Common
Name of Beneficial Owner of Common Shares	Common Shares		Shares

Richard L. Gelfond	2,136,250	(1)	4.8%

Bradley J. Wechsler	2,582,800	(2)	5.8%

Neil S. Braun	40,000	(3)	*

Kenneth G. Copland	110,370	(4)	*

Garth M. Girvan	99,636	(5)	*

David W. Leebron	52,397	(6)	*

Marc A. Utay	1,351,287	(7)	3.1%

Joseph Sparacio	18,750	(8)	*

Greg Foster	351,898	(9)	*

Larry O’Reilly	38,750	(10)	*

Robert D. Lister	113,750	(11)	*

All directors and executive officers as a group (17 persons)	7,074,981	(12)	15.0%

*	less than 1%
     Statements as to securities beneficially owned by directors and by executive officers, or as to securities over which they exercise control or direction, are based upon information obtained from such directors and executive officers and from records available to the Company.
     The amount of Common Shares listed includes the number of Common Shares owned at April 1, 2009 and Common Shares to which each individual had, at April 1, 2009, the right to acquire beneficial ownership through the exercise of vested options plus options that vest within 60 days of that date.
     The percent of outstanding Common Shares is based on dividing the number of Common Shares beneficially owned by the individual by 43,730,631 Common Shares outstanding as of April 1, 2009 adjusted for Common Shares issuable through the exercise of vested options held by such person, plus options held by such person that vest within 60 days of that date.
(1)	Included in the amount shown are 1,150,000 Common Shares as to which Mr. Gelfond had the right to acquire beneficial ownership, through the exercise of options. Mr. Gelfond has sole voting and dispositive power with respect to 1,994,150 Common Shares and shared voting and dispositive power with respect to 142,100 Common Shares. On December 23, 2008, Mr. Gelfond transferred 586,650 Common Shares to his former spouse for no consideration pursuant to a divorce settlement order. Mr. Gelfond no longer reports beneficial ownership of these Common Shares.

(2)	Included in the amount shown are 1,050,000 Common Shares as to which Mr. Wechsler had the right to acquire beneficial ownership, through the exercise of options. Mr. Wechsler has sole voting and dispositive power with respect to 2,108,300 Common Shares and shared voting and dispositive power with respect to 474,500 Common Shares.

(3)	Included in the amount shown are 40,000 Common Shares as to which Mr. Braun had the right to acquire beneficial ownership through the exercise of options.

(4)	Included in the amount shown are 84,566 Common Shares as to which Mr. Copland had the right to acquire beneficial ownership through the exercise of options. Mr. Copland has sole voting and dispositive power with respect to 25,804 Common Shares.

(5)	Included in the amount shown are 57,934 Common Shares as to which Mr. Girvan had the right to acquire beneficial ownership through the exercise of options. Mr. Girvan has sole voting and dispositive power with respect to 41,702 Common Shares.

(6)	Included in the amount shown are 51,097 Common Shares as to which Mr. Leebron had the right to acquire beneficial ownership through the exercise of options. Mr. Leebron has shared voting and dispositive power with respect to 1,300 Common Shares.

(7)	Included in the amount shown are 211,156 Common Shares as to which Mr. Utay had the right to acquire beneficial ownership through the exercise of options. Mr. Utay has sole voting and dispositive power with respect to 1,140,131 Common Shares.

(8)	Included in the amount shown are 18,750 Common Shares as to which Mr. Sparacio had the right to acquire beneficial ownership through the exercise of options.

(9)	Included in the amount shown are 335,898 Common Shares as to which Mr. Foster had the right to acquire beneficial ownership through the exercise of options. Mr. Foster has shared voting and dispositive power with respect to 16,000 Common Shares.

(10)	Included in the amount shown are 33,750 Common Shares as to which Mr. O’Reilly had the right to acquire beneficial ownership through the exercise of options. Mr. O’Reilly has sole voting and dispositive power with respect to 5,000 Common Shares.

(11)	Included in the amount shown are 104,750 Common Shares as to which Mr. Lister had the right to acquire beneficial ownership through the exercise of options. Mr. Lister has shared voting and dispositive power with respect to 9,000 Common Shares.

(12)	Included in the amount shown are 3,296,125 Common Shares as to which all directors and executive officers as a group (17 persons) had the right to acquire beneficial ownership through the exercise of options.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”) to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission (the “SEC”). The Reporting Persons are also required by the Exchange Act to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon review of Forms 3, 4 and 5 (and amendments thereto) received from, or written representations by, the Reporting Persons, in respect of the fiscal year ended December 31, 2008, the Company believes that no such reports were not timely filed.
MANAGEMENT CEASE TRADE ORDER
     On April 3, 2007 certain directors, senior officers and certain former employees were prohibited from trading in the securities of the Company pursuant to management cease trade orders issued by the Ontario Securities Commission and certain other provincial securities regulators in connection with the delay in filing certain of the Company’s financial statements. All management cease trade orders were fully revoked on November 22, 2007.
CO-CHIEF EXECUTIVE OFFICERS
     Richard L. Gelfond and Bradley J. Wechsler served as the Company’s Co-Chief Executive Officers (the “Co-CEOs”) from May 1, 1996 to March 31, 2009. Effective April 1, 2009, Mr. Gelfond assumed the role of sole Chief Executive Officer. As used throughout, references to Co-CEOs refer to Messrs. Gelfond and Wechsler for any period prior to April 1, 2009. Any reference to Co-CEOs contained in any forward-looking statement, or for any time period on or after April 1, 2009, is intended to refer solely to Mr. Gelfond.
COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy and Objectives
     The Company’s compensation programs are designed to attract and retain key employees, motivating them to achieve and rewarding them for superior performance. The Company believes that the most effective executive compensation program is one designed to reward the achievement of annual, long-term and strategic goals by the Company, and which aligns the executives’ interests with those of the shareholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value. The Company reviews and evaluates performance and compensation to ensure that the Company’s compensation philosophy and objectives are met and that compensation provided to the executives remains competitive relative to the compensation paid to similarly situated executives. To that end, the Company believes executive compensation packages provided to its executives, including the Named Executive Officers, as identified above in “Security Ownership of Directors and Management”, should include both cash and equity-based compensation that reward performance as measured against established goals.
     Based on the foregoing philosophy and objectives, the Company has structured its annual and long-term incentive-based cash and non-cash executive compensation programs to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals.

Executive Compensation Components and Process
     The Compensation Committee, or the Independent Directors on behalf of the Board, make all compensation and employment decisions for the Co-CEOs. The Compensation Committee is currently composed of Messrs. Girvan (Chairman), Braun, Copland, Leebron and Utay, all Independent Directors. A director is determined to be independent when he or she meets the requirements of Rule 4200(a)(15) of the NASDAQ Marketplace Rules and Section 1.4 of Multilateral Instrument 52-110 (an “Independent Director”).
     The Compensation Committee is responsible for setting objectives for the Co-CEOs, assessing their performance on a periodic basis and recommending compensation arrangements to the Board of Directors. The Compensation Committee operates under a written mandate, the Compensation Committee Charter, which was adopted by the Company’s Board of Directors. The Compensation Committee made recommendations to the Board of Directors with respect to the amendment of Mr. Gelfond’s employment agreement, the entering into of the Services Agreement with Mr. Wechsler, both in December 2008, as well as, in March 2009, the bonus to be paid to each of the Co-CEOs in respect to 2008, all of which were implemented by the Company.
     Compensation of the Company’s employees is established through guidelines set by the Board of Directors. Decisions regarding equity and non-equity compensation of other executive officers are made by the Co-CEOs and, in the case of grants of options, approved by the Option Committee. The Co-CEOs annually review the performance of each member of the executive team, including the Named Executive Officers, and reach certain conclusions and recommendations based on these reviews, including decisions with respect to base salary, performance-based incentive compensation and long-term equity incentive compensation, which are then implemented by the Company.
     In making compensation decisions, the Company may from time to time consider and compare the form and level of compensation disclosed by other companies of similar size, industry or other characteristics to get a general understanding of the compensation structures maintained by similarly situated companies. Moreover, the Company periodically compares each element of total compensation against survey data provided by its independent compensation consultants, Mercer Human Resources Consulting (“Mercer”), and industry—specific published survey sources, which includes data from comparator companies based on headcount, geography and total revenue, although the Company believes that, because of its unique characteristics, there are few true peer groups. The Company competes with many larger companies for top executive-level talent. As such, the Company generally sets compensation for executives at the 75th percentile of compensation paid to similarly situated executives of the companies comprising the peer group. Variations to this objective may occur as dictated by the experience level of the individual and market factors.
     A percentage of total compensation is allocated to performance-based and long-term incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Company annually determines the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals. Factors the Company considers in determining the appropriate mix of incentive compensation for the Company’s employees, including the Named Executive Officers, include ability to impact corporate business objectives, particularly key strategic and operational initiatives, management and budgetary responsibility and level of seniority.
     For the fiscal year ended December 31, 2008, the principal components of compensation for Named Executive Officers were:
•	base salary;

•	performance-based incentive compensation;

•	long-term incentive compensation;

•	retirement and pension plans; and

•	other personal benefits and perquisites.
Base Salary
     The Company provides employees, including the Named Executive Officers, with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for Named Executive Officers are determined for each executive based on his or her position and responsibility and by using market data provided by independent compensation consultants, executive search firms and on-line sources.

     Base salary ranges are designed so that salary opportunities for a given position will generally be within 80% and 120% of the midpoint. During its review of base salaries for employees, including Named Executive Officers, the Company primarily considers: market data provided by the Company’s outside consultants; internal review of the executive’s compensation, both individually and relative to other executive officers; and individual performance of the executive.
     Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility or renewal of employment agreement.
Performance-Based Incentive Compensation
     Bonus Awards
     The Named Executive Officers, other than the Co-CEOs in general, and Mr. Foster for 2008 and 2009, receive a portion of their annual compensation in the form of cash bonuses under the management bonus plan (the “Management Bonus Plan”). Bonuses are awarded under this plan based on the Company achieving objective annual operating targets and the participating employee’s achievement of personal performance standards. Mr. Foster has a contractually guaranteed minimum bonus for 2008 and 2009.
     50% of a participating Named Executive Officer’s bonus is based upon achievement of corporate financial, strategic and operational objectives including but not limited to earnings per share, theatre signings and installations particularly under joint revenue sharing arrangements, film performance, and technology development. Upon completion of the fiscal year, the Company assesses the performance of the Company for each corporate financial, strategic and operational objective, comparing the actual fiscal year results to the stated objectives.
     The remaining 50% of a participating Named Executive Officer’s bonus is based upon achievement of certain personal objectives which are determined on an annual basis by the Named Executive Officer and the Co-CEOs. Examples of personal objectives may include business targets, operating, strategic, budgetary and/or managerial goals. In determining the bonuses paid to the Named Executive Officers, the Company recognized: Mr. Sparacio’s efforts in connection with increasing stability to the Company’s financial controls and remediating each of the Company’s prior material weaknesses, Mr. O’Reilly’s role in leading the IMAX Sales division to 90 new theatre system signings in 2008, and Mr. Lister’s efforts in helping the Company handle numerous regulatory and legal matters in 2008.
     In determining the bonuses paid to each of Messrs. Gelfond and Wechsler the Compensation Committee recognized in particular the strong progress achieved on three of the Company’s major strategic initiatives in 2008: the successful launch of the Company’s newly developed IMAX digital projection system; the strong growth of the IMAX theatre network; and the securing of an increasing number of prominent films from major Hollywood studios for release to the IMAX network.
     Sales Commission Plans
     Where an employee’s position primarily involves responsibility for the Company’s theatre sales, lease and joint revenue sharing arrangement activities, the Company believes that it is appropriate to tie a portion of his/her annual cash compensation to such revenue-generating efforts.
     The Company maintains various sales commission plans (the “Commission Plans”) in which its employees involved in theatre sales activities participate. These plans are designed to reward employees where, through their efforts, the Company secures obligations under contracts with third parties to build or retrofit, open and operate IMAX® theatres. Typically, commissions payable under the Commission Plans are based either on a percentage of the contract value or on a fixed amount for each theatre opened. The commission is calculated based on several factors including the size and nature of the contractual relationship entered into by the Company with the third party. Each theatre transaction is examined at the time a binding agreement is entered into to determine which of the specific Commission Plans would apply. Subsequent to the signing of a binding agreement, the commissions payable under the completed transaction are calculated based on the applicable Commission Plans. The calculation is reviewed and approved by appropriate Company personnel.
     Mr. O’Reilly, who leads the Company’s sales, theatre marketing and development activities, is the only Named Executive Officer who participates in the Commission Plans.

Long-Term Incentive Compensation
     The Company’s long-term incentive compensation for certain employees, including the Named Executive Officers, is provided through grants of options, and in certain circumstances, through grants of stock appreciation rights (“SARs”). The Company believes that long-term incentive awards are important to preserving the continuity of executive leadership during important and strategic times, such as the Company’s introduction of digital projection technology and roll-out of theatre systems under joint revenue sharing arrangements. The Company believes that grants of options and SARs with service based vesting conditions are appropriate vehicles for providing forward-looking incentives and retention to the continuing members of management. Stock option awards to Named Executive Officers may be granted as part of an annual grant to employees who participate in the Company’s Stock Option Plan, described below, or pursuant to individual employment agreements. SARs are typically granted pursuant to individual employment agreements. The Company believes grants of options and SARs align employee incentives with shareholders’ interests because these awards have value only if the stock price increases over time.
     Stock Options
     The Company has a stock option plan (the “SOP”) under which the Company may grant options to officers, employees, consultants and eligible directors (the “Participants”) to purchase Common Shares on terms and conditions set out in the SOP.
     The SOP was amended and restated in June 2008 and received shareholder approval at the Company’s 2008 annual meeting of shareholders. The SOP is administered by the Board of Directors which has delegated the responsibility of administering the SOP to the Option Committee. The Option Committee is currently composed of Messrs. Utay (Chairman) and Girvan, both Independent Directors. The Option Committee is responsible for performing the functions required of it under the SOP, including the grant of options to Participants under the SOP, subject to guidelines determined by the Company’s human resources department and the Compensation Committee.
     The number of options granted is determined by a competitive compensation analysis and is based on each Participant’s salary range and responsibility. All awards of options are made at fair market value of the Company’s Common Shares on the date of grant. “Fair Market Value” of a Common Share on a given date means the higher of the closing price of a Common Share on the grant date (or the most recent trading date if the grant date is not a trading date) on the NASDAQ Global Market (“NASDAQ”), the Toronto Stock Exchange (the “TSX”) and such national exchange, as may be designated by the Company’s Board of Directors. Options are generally exercisable for a maximum period of 10 years from the date of grant, subject to earlier termination if the Participant’s employment, consulting arrangement or term of office with the Company terminates. The Board of Directors or the Option Committee determines vesting requirements. If a Participant’s employment, consulting arrangement or term of office with the Company terminates for any reason, options which have not vested are generally cancelled.
     In determining the number of options to grant to the Named Executive Officers, consideration is given to information about option grants to executive officers in comparable companies of similar revenue, size and market segment or industry. In addition, consideration is given to the number of options granted to the Company’s other executive officers. The Option Committee approves annual awards of options to executive officers. Eligible newly hired or promoted executives receive their award of options as soon as practicable following their hire or promotion. The Company accounts for stock-based payments to officers, employees and eligible directors in accordance with the requirements of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS 123R”). Stock option awards can be granted as part of an annual grant to numerous employees or pursuant to individual employment agreements. In evaluating option grants, the Company will from time to time consider and compare compensation disclosed by other companies of similar size, industry or other characteristics to get a general understanding of the compensation structures maintained by similarly situated companies. Moreover, the Company periodically compares various elements of total compensation against survey data provided by Mercer. The Company believes that, because of its unique characteristics, there are few true peer groups.

     Stock Appreciation Rights
     The Company may from time to time grant SARs to certain Named Executive Officers. The periodic use of SARs as a long-term incentive enables the Company to preserve share capacity under the SOP while continuing to align employee incentives with the performance of the Company’s stock and shareholders’ interests. The SARs entitle recipients to receive cash from the Company for any increase in the Fair Market Value of the Common Shares from the Fair Market Value on the date of grant to the date of exercise of the SARs. The terms of SARs granted are described below under “Employment Agreements and Potential Payments upon Termination or Change-in-Control”. Factors the Company considers in deciding whether and how many SARs to grant to Named Executive Officers include the Executive’s role and responsibilities and the financial and accounting impact on the Company.
     The Company has the right but not the obligation to cancel at any time all, or from time to time any part, of the SARs and to replace the cancelled SARs with options, or at the Company’s discretion, in certain circumstances, restricted shares.
Retirement and Pension Plans
     The Company has an unfunded U.S. defined benefit pension plan, covering Messrs. Gelfond and Wechsler, the Supplemental Executive Retirement Plan (the “SERP”). The SERP provides for a lifetime retirement benefit from age 55 determined as 75% of the member’s best average 60 consecutive months of earnings (salary and cash bonus) over the member’s employment history.
     Under the original terms of the SERP, once benefit payments begin, the benefit is indexed annually to the cost of living and further provides for 100% continuance for life to the surviving spouse. On March 8, 2006, the Company and Messrs. Gelfond and Wechsler negotiated an amendment to the SERP which reduced the related pension expense to the Company effective January 1, 2006. Under the terms of the SERP amendment, to reduce ongoing costs to the Company, the cost of living adjustment and surviving spouse benefits previously owed to Messrs. Gelfond and Wechsler are each reduced by 50%, subject to a recoupment of a percentage of such benefits upon a change of control of the Company, and the net present value of the reduced pension benefit payments is accelerated and paid out upon a change of control of the Company. The benefits were 50% vested as at July 2000, the SERP initiation date. The vesting percentage increases on a straight-line basis from inception until age 55. As of December 31, 2008, the benefits of Mr. Wechsler were 100% vested while the benefits of Mr. Gelfond were approximately 92.1% vested. The vesting percentage of a member whose employment terminates other than by voluntary retirement or upon a change in control shall be 100%.
     Effective March 1, 2006, the Company changed the form of benefit payment. Under the terms of the SERP, if Mr. Gelfond’s employment terminates other than for cause prior to August 1, 2010, he will be entitled to receive SERP benefits in the form of monthly annuity payments until the earlier of a change of control or August 1, 2010, at which time he shall receive remaining benefits in the form of a lump sum payment. If Mr. Gelfond’s employment terminates other than for cause on or after August 1, 2010, he shall receive SERP benefits in the form of a lump sum payment. SERP benefit payments to Mr. Gelfond are subject to a deferral for six months after the termination of his employment, at which time Mr. Gelfond will be entitled to receive interest on the deferred amount credited at the applicable federal rate for short term obligations.
     On May 4, 2007, the Company amended the SERP to provide for the determination of benefits to be 75% of the member’s best average 60 consecutive months of earnings over the member’s employment history from 75% of the member’s best average 60 consecutive months of earnings over the past 120 months.
     Under the terms of the SERP, annuity payments payable thereunder to Mr. Wechsler, whose employment as Co-CEO terminated effective April 1, 2009, shall be deferred for six months after the termination of his employment and paid on the first date of the seventh month following such termination, at which time Mr. Wechsler will be entitled to receive interest on the deferred amount credited at the applicable federal rate for short term obligations. Thereafter, in accordance with the terms of the SERP, Mr. Wechsler will receive monthly annuity payments until the earlier of a change of control or August 1, 2010, at which time he will be entitled to receive remaining benefits in the form of a lump sum payment.
     At the time the Company established the SERP, it also took out life insurance policies on Messrs. Gelfond and Wechsler with coverage amounts of $21.5 million in aggregate to which the Company is the beneficiary. The Company may use the cash surrender value or the proceeds of life insurance policies taken on Messrs. Gelfond and Wechsler to be applied towards the benefits due and payable under the SERP, although there can be no assurance that the Company will ultimately do so.

     The Company has an unfunded post retirement plan covering Messrs. Gelfond and Wechsler. The plan provides that the Company will maintain health benefits for Messrs. Gelfond and Wechsler, until they become eligible for Medicare, and, thereafter, the Company will provide Medicare supplement coverage as selected by them.
     The Company maintains defined contribution pension plans for its employees, in which the Company’s Named Executive Officers participate. The Company makes contributions to these pension plans on behalf of employees in an amount up to 5% of their base salary, subject to certain prescribed maximums. During the fiscal year ended December 31, 2008, the Company contributed an aggregate of $12,660 to the Company’s Canadian defined contribution plan on behalf of Mr. O’Reilly and an aggregate of $22,556 to the Company’s U.S. defined contribution employee pension plan under Section 401(k) of the U.S. Internal Revenue Code on behalf of Messrs. Gelfond, Wechsler, Sparacio, Foster and Lister.
Other Personal Benefits and Perquisites
     The Company provides employees, including the Named Executive Officers, with other personal benefits and perquisites that the Company believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Company periodically reviews the levels of other personal benefits and perquisites provided to the Named Executive Officers to ensure competitiveness and value to employees.
     The Named Executive Officers are provided use of Company automobiles, or car allowances, and participate in the retirement and pension plans described above.
     The Named Executive Officers are entitled to receive a cash payment upon the executive’s death through the Company’s life insurance policies. In the event of the executive’s death prior to actual retirement at age 65, the executive’s designated beneficiaries would be entitled to receive a lump sum payment amount equal to two times his base salary, subject to prescribed maximums. The Company pays the premiums associated with a $5 million term life insurance policy for Mr. Foster.
     Attributed costs to the Company of the personal benefits and perquisites described above for the Named Executive Officers for the fiscal year ended December 31, 2008, are reported below in the “All Other Compensation” column of the “Summary Compensation Table”.
Change of Control Severance Agreements
     The Company has entered into change of control severance agreements with certain key employees, including certain of the Named Executive Officers. The change of control severance agreements are designed to promote stability and continuity of senior management. The terms of these agreements for the Named Executive Officers are described below in “Employment Agreements and Potential Payments upon Termination or Change-in-Control”.
Named Executive Officers’ Compensation for 2008
     Named Executive Officers’ Base Salaries
     Consistent with the Company’s commitment to clear and transparent disclosure, the Company believes it is important to provide shareholders with a historical perspective and a brief explanation of changes with respect to the Named Executive Officers’ compensation.
     There were no positive salary adjustments for the Named Executive Officers during the period from December 31, 2007 to December 31, 2008 other than in connection with the renewal of Mr. Lister’s employment agreement.

     The following table compares the year-over-year changes in base salary rates for the Named Executive Officers.

	Base Salary Rate	Base Salary Rate	Increase/Decrease
	as at	as at	as a
Name and Principal Position of	December 31, 2007	December 31, 2008	Percentage
Named Executive Officer	($)	($)	(%)

Richard L. Gelfond
Co-Chairman & Co-CEO	500,000	500,000 (1)	0%

Bradley J. Wechsler (2)
Co-Chairman & Co-CEO	500,000	500,000	0%

Joseph Sparacio
Executive Vice President & CFO	350,000	350,000	0%

Greg Foster
Chairman & President, Filmed Entertainment	700,000	700,000	0%

Larry O’Reilly
Executive Vice President, Theatre Development	263,887 (3)	263,887 (3)	0%

Robert D. Lister
Senior Executive Vice President & General Counsel	402,270	442,497 (4)	10%

(1)	Under the renewal and amendment of Mr. Gelfond’s employment agreement for an additional one-year term in connection with his becoming sole Chief Executive Officer of the Company effective April 1, 2009, Mr. Gelfond did not receive an increase in base salary for 2009. Mr. Gelfond’s base salary will increase to $600,000 on January 1, 2010.

(2)	Mr. Wechsler served as Co-CEO until March 31, 2009.

(3)	Mr. O’Reilly’s base salary rate is shown in Canadian dollars being the currency in which his salary compensation is earned and paid to show the 0% increase/decrease for Mr. O’Reilly.

(4)	The increase in base salary for Mr. Lister was pursuant to the renewal of his employment agreement in December 2007.
     Named Executive Officers’ Performance-Based Incentive Compensation
     Awards under the Management Bonus Plan support the Company’s business objective of delivering positive annual strategic and operating results. As executives move to greater levels of responsibility, the percentage of their compensation at risk and based on performance increases. As a result, the Compensation Committee targeted incentive compensation for the Co-CEOs at 0-200% of salary. The Company targeted incentive compensation for the other Named Executive Officers at 0-100% of salary. As discussed above in “Performance-Based Incentive Compensation — Bonus Awards”, awards under the Management Bonus Plan are made based on achievement of corporate objectives and a qualitative evaluation of individual performance, and are discretionary other than certain bonus guarantees as described below under “Employment Agreements and Potential Payments upon Termination or Change-in-Control”. The Compensation Committee, with respect to the Co-CEOs, and the Co-CEOs, with respect to the other Named Executive Officers, make a qualitative assessment of the individuals’ performance.
     The payment of commissions under the Commission Plans supports the Company’s key business objective of expanding the network of IMAX theatres worldwide. Commission income is only earned if the Company enters into binding agreements with third parties.
     Named Executive Officers’ Long-Term Incentive Compensation
     In connection with evaluating compensation for 2008, the Company also considered the need to use incentives to retain the continuing members of the management team, the importance of promoting the continuity of the management team to handle the continued challenges facing the Company, and to help solidify existing and new members of management into a high-performance team. Moreover, the Compensation Committee and the Co-CEOs believe that long-term incentive awards are important to preserving the continuity of executive leadership during important and strategic times, such as the Company’s introduction of digital projection technology. The Compensation Committee and the Company concluded that grants of options and SARs with service based vesting conditions were the most appropriate vehicles for providing forward-looking incentives and retention to the continuing members of management.
     To ensure significant retention value, the grants do not vest and will not be exercisable prior to the dates indicated in notes to the table below, absent an intervening event such as a change of control of the Company.

     To determine the appropriate level of grant, the Company considered each executive’s current position with and expected ongoing contribution to the Company, as well as the executive’s prior compensation levels and equity awards. The Company determined that the size of the awards should bear a reasonable relationship to past compensation opportunities in order to reflect each individual’s relative value to the Company going forward and provide substantial retention value. Additionally, the Company focused on the key terms of the grants to ensure they are appropriately forward-looking. Following these discussions and in consideration of the key terms of the awards, the following grants were approved for the Named Executive Officers in 2008. No SARs were granted during the fiscal year ended December 31, 2008.

				Grant Date
		Option		Fair Value of
Name and Principal Position of		Grants		Option Awards
Named Executive Officer	Grant Date	(#)		($)

Richard L. Gelfond
Co-Chairman & Co-CEO	December 11, 2008	500,000	(1)	725,000

Bradley J. Wechsler (2)
Co-Chairman & Co-CEO	Nil	Nil		Nil

Joseph Sparacio
Executive Vice President & CFO	December 16, 2008	35,000	(3)	39,900

Greg Foster
Chairman & President, Filmed Entertainment	Nil	Nil		Nil

Larry O’Reilly
Executive Vice President, Theatre Development	December 16, 2008	25,000	(4)	28,500

Robert D. Lister
Senior Executive Vice President & General Counsel	Nil	Nil		Nil

(1)	The options were granted pursuant to the amendment and renewal of Mr. Gelfond’s employment agreement for an additional one-year term in connection with his becoming sole Chief Executive Officer effective April 1, 2009, as described below under “Employment Agreements and Potential Payments upon Termination or Change-in-Control”. The options become exercisable in five equal instalments of 100,000 on each of April 1, 2009, October 1, 2009, January 1, 2010, May 1, 2010, and September 1, 2010.

(2)	Mr. Wechsler served as Co-CEO until March 31, 2009.

(3)	The options become exercisable in five instalments of 3,500 on December 16, 2009, 5,250 on December 16, 2010, 7,000 on December 16, 2011, 8,750 on December 16, 2012, and 10,500 on December 16, 2013.

(4)	The options become exercisable in five instalments of 2,500 on December 16, 2009, 3,750 on December 16, 2010, 5,000 on December 16, 2011, 6,250 on December 16, 2012, and 7,500 on December 16, 2013.
     Additional Factors Considered
     In determining the compensation of the Co-CEOs the Compensation Committee recognized in particular the strong progress achieved on three of the Company’s major strategic initiatives in 2008: the successful launch of the Company’s newly developed IMAX digital projection system; the strong growth of the IMAX theatre network, particularly the number of theatres operating under joint-revenue sharing arrangements; and the securing of an increasing number of prominent films from major Hollywood studios for release to the IMAX network. The Board of Directors recognized these three initiatives as being crucial to the Company’s long-term operational and financial success.
     The Compensation Committee believes that long-term incentive compensation, including options and SARs, are the most effective vehicles to provide the Co-CEOs with a stake in the potential reward of their efforts, as the actual compensation realized from such awards is dependent on the Company’s stock price performance over time. The Compensation Committee believes this creates a stronger linkage with shareholders’ interests than base salary. Hence, while the Co-CEOs have received equity-based long-term incentive awards in recent years, they have not received a raise since their base salary was reduced to $500,000 in 1997.
     In determining the compensation of the other Named Executive Officers, the Company recognized: Mr. Sparacio’s efforts in connection with increasing stability to the Company’s financial controls and remediating each of the Company’s prior material weaknesses, Mr. O’Reilly’s role in leading the IMAX Sales team to 90 new theatre system signings in 2008, and Mr. Lister’s efforts in helping the Company handle numerous regulatory and legal matters in 2008.

COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Circular.
     The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “1933 Act”), or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.
     The foregoing Compensation Committee Report, dated April 8, 2009, has been furnished by all members of the Compensation Committee: Messrs. Girvan (Chairman), Braun, Copland, Leebron and Utay, all independent members of the Board of Directors.
SUMMARY COMPENSATION TABLE
     The table below sets forth the compensation earned by the Named Executive Officers during the registrant’s last three completed fiscal years.

										Change in
						Stock		Option/SARs		Pension		All Other
Name and Principal Position	Year ended	Salary		Bonus		Awards (1)		Awards (1)		Value		Compensation		Total
of Named Executive Officer	December 31	($)		($)		($)		($)		($)		($)		($)

Richard L. Gelfond	2008	500,000		200,000	(2)		(3)	110,052	(4)		(5)	24,550	(6)	834,602
Co-Chairman & Co-CEO	2007	500,000		375,000		244,800		791,367	(7)	1,244,650	(8)	25,339		3,181,156
	2006	500,000		150,000			(9)	37,383			(10)	34,640		722,023

Bradley J. Wechsler (11)	2008	500,000		200,000	(2)		(3)	165,000	(12)		(13)	29,089	(14)	894,089
Co-Chairman & Co-CEO	2007	500,000		375,000		244,800		791,367	(7)	26,349	(15)	28,432		1,965,948
	2006	500,000		150,000			(9)	37,383			(16)	39,429		726,812

Joseph Sparacio	2008	350,000		91,875	(2)	n/a		33,710	(17)	n/a		18,453	(18)	494,038
Executive Vice President & CFO	2007	215,385		125,000		n/a		18,255		n/a		n/a		358,640
	2006	n/a		n/a		n/a		n/a		n/a		n/a		n/a

Greg Foster	2008	700,000		382,500	(19)	n/a		136,800	(20)	n/a		12,971	(21)	1,232,271
Chairman & President,	2007	700,000		375,000		n/a		159,960		n/a		209,161		1,444,121
Filmed Entertainment	2006	658,846		375,000		n/a		217,262		n/a		n/a		1,251,108

Larry O’Reilly (22)	2008	739,293	(23)	35,000	(2)	n/a		41,372	(24)	n/a		28,245	(25)	843,910
Executive Vice President, Theatre Development

Robert D. Lister	2008	442,497		125,000	(2)	n/a		125,287	(26)	n/a		20,324	(27)	713,108
Senior Executive Vice President	2007	402,270		350,000		n/a		111,034		n/a		151,059		1,014,363
& General Counsel	2006	364,783		150,000		n/a		135,201		n/a		32,084		682,068

(1)	As required by SEC rules, the “Stock Awards” and “Option/SARs Awards” columns in this Summary Compensation Table reflect the aggregate expense (with no reductions for expected forfeitures) recognized in the Company’s financial statements, in accordance with SFAS 123R, for the specified fiscal year for all of the Named Executive Officers’ outstanding stock and options/SARs awards, regardless of when they were granted. These amounts are also included in the “Total” column. As a result, the amounts in these columns are significantly affected by accounting rules relating to the timing of expense recognition for stock-based compensation and may be more or less than the value of the awards granted by the Company for performance in the specified fiscal year. These amounts should be reviewed in conjunction with the notes to this Summary Compensation Table. As a consequence of these rules, the recorded expense for individual employees may differ significantly depending on their personal circumstances, and this may have an impact on the amounts reported in this Summary Compensation Table for individual Named Executive Officers.

(2)	This amount was paid under the Management Bonus Plan, as described above in “Performance-Based Incentive Compensation — Bonus Awards”.

(3)	The fair value of the phantom stock awards decreased by $188,800 in 2008 and is not reflected in the amount reported in the “Total” column.

(4)	This reflects the amount expensed under SFAS 123R for all of Mr. Gelfond’s SARs and options. The SARs were granted in 2007 in connection with the renewal of Mr. Gelfond’s employment agreement as described below under “Employment Agreements and Potential Payments upon Termination or Change-in-Control”. The SARs continue to vest in instalments of 150,000 on each of June 30, 2009 and December 31, 2009. The options become exercisable in five equal instalments of 100,000 on each of April 1, 2009, October 1, 2009, January 1, 2010, May 1, 2010, and September 1, 2010. See note 15(c) to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for the assumptions used to calculate the fair value of the SARs and options. The fair value of the SARs granted on February 15, 2007 decreased by $183,000 in 2008. The fair value of the SARs granted on December 31, 2007 increased by $270,000 in 2008. The total of the two SARs grants are reflected in the amount reported in the “Options/SARs Awards” column. The amount expensed in 2008 related to the December 11, 2008 grant of options was $23,052.

(5)	The Company’s SERP is an unfunded U.S. defined benefit pension plan covering Messrs. Gelfond and Wechsler which provides for a lifetime retirement benefit from age 55, determined as 75% of the member’s best average 60 consecutive months of earnings over the member’s employment history. The actuarial present value of Mr. Gelfond’s accumulated benefit under the SERP at December 31, 2008 decreased by $621,430, as compared to December 31, 2007, primarily due to an increase in the lump sum discount rate and a change in marital status. The decrease is partially offset by an increase in the vesting percentage from 87% to 92% and by having one less year of interest discount. See note 22(a) to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(6)	This amount reflects (i) $360 for the payment by the Company of life insurance premiums on the life of Mr. Gelfond, (ii) $4,600 for contributions to the Company’s defined contribution pension plans, and (iii) $19,590 for personal use of a Company provided automobile. The expenses attributable to Mr. Gelfond’s personal use of a company vehicle include the portion (as determined as a percentage of the total use of the vehicle) of: (i) the vehicle lease cost and (ii) expenses such as vehicle repairs and maintenance costs.

(7)	In 2007, Messrs. Gelfond and Wechsler agreed to cancel 75,000 options in exchange for no consideration.

(8)	The actuarial present value of Mr. Gelfond’s accumulated benefit under the SERP at December 31, 2007 increased by $1,244,650, as compared to December 31, 2006, primarily due to Mr. Gelfond’s benefits under the SERP continuing to vest during 2007. Mr. Gelfond’s SERP benefits were 82% vested on December 31, 2006 increasing to approximately 87% vested on December 31, 2007.

(9)	The fair value of the phantom stock awards decreased by $264,000 in 2006.

(10)	The actuarial present value of Mr. Gelfond’s accumulated benefit under the SERP at December 31, 2006 decreased by $1,370,911, as compared to December 31, 2005, primarily due to an amendment to the SERP in March 2006 which reduced certain benefits payable to Mr. Gelfond.

(11)	Mr. Wechsler served as Co-CEO until March 31, 2009.

(12)	This reflects the amount expensed under SFAS 123R for all of Mr. Wechsler’s SARs. The SARs were granted in connection with the renewal of Mr. Wechsler’s employment agreement, as described below under “Employment Agreements and Potential Payments upon Termination or Change-in-Control”. The SARs continue to vest in instalments of 150,000 on each of June 30, 2009 and December 31, 2009. See note 15(c) to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for the assumptions used to calculate the fair value of the SARs. The fair value of the SARs granted on February 15, 2007 decreased by $132,000 in 2008. The fair value of the SARs granted on December 31, 2007 increased by $297,000 in 2008. The total of the two SARs grants are reflected in the amount reported in the “Option/SARs Awards” column.

(13)	The Company’s SERP is an unfunded U.S. defined benefit pension plan covering Messrs. Gelfond and Wechsler. The SERP provides for a lifetime retirement benefit from age 55, determined as 75% of the member’s best average 60 consecutive months of earnings over the member’s employment history. The actuarial present value of Mr. Wechsler’s accumulated benefit under the SERP at December 31, 2008 decreased by $934,436, as compared to December 21, 2007, primarily due to an increase in the lump sum discount rate and the loss of 2008 payments that were reflected in the prior year figure. Partially offsetting the decrease, there is an increase in value from January 1, 2008 to January 1, 2009 for the remaining payments due to having one less year of interest discounting. See note 22(a) to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(14)	This amount reflects (i) $360 for the payment by the Company of life insurance premiums on the life of Mr. Wechsler, (ii) $4,600 for contributions to the Company’s defined contribution pension plans, and (iii) $24,129 for personal use of a Company provided automobile. The expenses attributable to Mr. Wechsler’s personal use of a company vehicle include the portion (as determined as a percentage of the total use of the vehicle) of: (i) the vehicle lease cost and (ii) expenses such as vehicle repairs and maintenance costs.

(15)	The actuarial present value of Mr. Wechsler’s accumulated benefit under the SERP at December 31, 2007 increased by $26,349, as compared to December 31, 2006, primarily due to changes in the actuarial assumptions used to calculate the accumulated benefit under the SERP. Mr. Wechsler’s SERP benefits were 100% vested in 2006.

(16)	The actuarial present value of Mr. Wechsler’s accumulated benefit under the SERP at December 31, 2006 decreased by $2,697,286, as compared to December 21, 2005, primarily due to an amendment to the SERP in March 2006 which reduced certain benefits payable to Mr. Wechsler.

(17)	This amount reflects the amount expensed under SFAS 123R related to all of Mr. Sparacio’s options granted pursuant to Mr. Sparacio’s employment agreement, as described below under “Employment Agreements and Potential Payments upon Termination or Change-in-Control” and other grants to Mr. Sparacio. See note 15(c) to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for the assumptions used to calculate the fair value of the options.

(18)	This amount reflects (i) $360 for the payment by the Company of life insurance premiums on the life of Mr. Sparacio, (ii) $4,156 for contributions to the Company’s defined contribution pension plans, and (iii) $13,937 for allowance for personal automobile use. The expenses attributable to Mr. Sparacio’s personal automobile use include the portion (as determined as a percentage of the total use of the vehicle) of: (i) the car allowance and (ii) expenses such as vehicle repairs and maintenance costs.

(19)	This amount was paid under annual incentive arrangements that the Company has with Mr. Foster, as detailed below under “Employment Agreements and Potential Payments upon Termination or Change-in-Control”. The bonus amount includes a cash payment of $340,000 plus a grant of options with a value of $42,500. Mr. Foster voluntarily agreed to waive 10% of his contractually-guaranteed bonus entitlement for the 2008 fiscal year.

(20)	This amount reflects the amount expensed under SFAS 123R related to all of Mr. Foster’s SARs and options granted. The SARS were granted in 2007 in connection with the renewal of Mr. Foster’s employment agreement, as described below under “Employment Agreements and Potential Payments upon Termination or Change-in-Control”. The SARs vest in instalments of 150,000 on each of July 1, 2009 and July 1, 2010. See note 15(c) to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for the assumptions used to calculate the fair value of the SARs and options.

(21)	This amount reflects (i) $3,160 for the payment by the Company of life insurance premiums on the life of Mr. Foster, (ii) $4,600 for contributions to the Company’s defined contribution pension plans and (iii) $5,211 for allowance for personal automobile use. The expenses attributable to Mr. Foster’s personal automobile use include the portion (as determined as a percentage of the total use of the vehicle) of: (i) the car allowance and (ii) expenses such as vehicle repairs and maintenance costs.

(22)	Mr. O’Reilly’s bonus and commissions were earned in U.S. dollars. Other compensation was earned in Canadian dollars. The Canadian compensation values have been converted to and reported in U.S. dollars using the Bank of Canada noon rate for the last day of the month preceding an actual payment date.

(23)	This amount reflects (i) base pay in the amount of $253,193 and (ii) commissions in the amount of $486,100.

(24)	This amount reflects the amount expensed under SFAS 123R related to all of Mr. O’Reilly’s options. See note 15(c) to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for the assumptions used to calculate the fair value of the options.

(25)	This amount reflects (i) $736 for the payment by the Company of life insurance premiums on the life of Mr. O’Reilly; (ii) $12,660 for contributions to the Company’s defined contribution pension plans, and (iii) $14,849 for allowance for personal automobile use. The expenses attributable to Mr. O’Reilly’s personal automobile use include the portion (as determined as a percentage of the total use of the vehicle) of: (i) the car allowance and (ii) expenses such as vehicle repairs and maintenance costs.

(26)	This amount reflects the amount expensed under SFAS 123R for all of Mr. Lister’s SARs and options. The SARs were granted in 2007 in connection with the renewal of Mr. Lister’s employment agreement and a long-term incentive grant, as described below under “Employment Agreements and Potential Payments upon Termination or Change-in-Control”. The SARs continue to vest in instalments of 69,000 on December 31, 2009, 12,000 on December 31, 2010, 15,000 on December 31, 2011 and 18,000 on December 31, 2012. See note 15(c) to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for the assumptions used to calculate the fair value of the SARs and options.

(27)	This amount reflects (i) $360 for the payment by the Company of life insurance premiums on the life of Mr. Lister, (ii) $4,600 for contributions to the Company’s defined contribution pension plans and (iii) $15,364 for personal use of a Company provided automobile. The expenses attributable to Mr. Lister’s personal use of a company vehicle include the portion (as determined as a percentage of the total use of the vehicle) of: (i) the vehicle lease cost and car allowance and (ii) expenses such as vehicle repairs and maintenance costs.
     The material terms of the Named Executive Officers’ employment agreements are described below under “Employment Agreements and Potential Payments upon Termination of Change-in-Control”.
GRANTS OF PLAN-BASED AWARDS
     The following table sets forth information relating to grants of options made to Named Executive Officers during the fiscal year ended December 31, 2008 under any plan, including awards that subsequently have been transferred. No SARs were granted during the fiscal year ended December 31, 2008.

All Other
		Option Awards:		Exercise or	Grant Date
		Number of Securities		Base Price of	Fair Value of
Name and Principal Position		Underlying Options		Option Awards	Option Awards
of Named Executive Officer	Grant Date	(#)		($/Sh) (1)	($)

Richard L. Gelfond
Co-Chairman & Co-CEO	December 11, 2008	500,000	(2)(3)	2.88	725,000 (4)

Bradley J. Wechsler (5)
Co-Chairman & Co-CEO	Nil	Nil		Nil	Nil

Joseph Sparacio
Executive Vice President & CFO	December 16, 2008	35,000	(2)(6)	2.87	39,900 (4)

Greg Foster
Chairman & President, Filmed Entertainment	Nil	Nil		Nil	Nil

Larry O’Reilly
Executive Vice President, Theatre Development	December 16, 2008	25,000	(2)(7)	2.87	28,500 (4)

Robert D. Lister
Senior Executive Vice President & General Counsel	Nil	Nil		Nil	Nil

(1)	Options are not priced below the NASDAQ closing market price. Pursuant to the Company’s SOP, which governs the pricing of options and SARs, the price will not be less than 100% of the Fair Market Value per Common Share on the date of grant. Fair Market Value of a Common Share on a given date refers to the higher of the closing price of a Common Share on such date (or the most recent trading date if such date is not a trading date) on NASDAQ, the TSX and such national exchange, as may be designated by the Company’s Board of Directors.

(2)	Grant of options. The options entitle the Named Executive Officer to purchase one Common Share for each option.

(3)	The options were granted pursuant to Mr. Gelfond’s employment agreement, as described below under “Employment Agreements and Potential Payments upon Termination or Change-in-Control”. The options become exercisable in five equal instalments of 100,000 on each of April 1, 2009, October 1, 2009, January 1, 2010, May 1, 2010, and September 1, 2010.

(4)	This amount represents the grant date fair value computed in accordance under SFAS 123R. See note 15(c) to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for the assumptions used to calculate the fair value of the options.

(5)	Mr. Wechsler served as Co-CEO until March 31, 2009.

(6)	The options become exercisable in five instalments of 3,500 on December 16, 2009, 5,250 on December 16, 2010, 7,000 on December 16, 2011, 8,750 on December 16, 2012, and 10,500 on December 16, 2013.

(7)	The options become exercisable in five instalments of 2,500 on December 16, 2009, 3,750 on December 16, 2010, 5,000 on December 16, 2011, 6,250 on December 16, 2012, and 7,500 on December 16, 2013.
     The material terms of the Named Executive Officers’ employment agreements are described below under “Employment Agreements and Potential Payments upon Termination of Change-in-Control”.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
     The following table sets forth information relating to unexercised equity awards for each Named Executive Officer outstanding as of December 31, 2008.

Option/SARs/Stock Awards
	Number of Securities		Number of Securities
	Underlying		Underlying
	Unexercised		Unexercised		Option/SARs
	Options/SARs/Stock		Options/SARs/Stock		Exercise	Option/SARs
Name and Principal Position	(#)		(#)		Price	Expiration
of Named Executive Officer	Exercisable		Unexercisable		($)	Date

Richard L. Gelfond	100,000	(1)	Nil		3.51	February 28, 2009
Co-Chairman & Co-CEO	532,000	(1)	Nil		4.85	April 23, 2012
	68,000	(1)	Nil		7.00	June 5, 2012
	450,000	(1)	Nil		5.24	June 3, 2014
	300,000	(2)	Nil		4.34	February 15, 2017
	300,000	(2)	300,000	(2)(3)	6.86	December 31, 2017
	Nil		500,000	(1)(4)	2.88	December 11, 2018
	80,000	(5)	Nil		Nil	No expiry

Bradley J. Wechsler (6)	100,000	(1)	Nil		3.51	February 28, 2009
Co-Chairman & Co-CEO	532,000	(1)	Nil		4.85	April 23, 2012
	68,000	(1)	Nil		7.00	June 5, 2012
	450,000	(1)	Nil		5.24	June 3, 2014
	300,000	(2)	Nil		4.34	February 15, 2017
	300,000	(2)	300,000	(2)(3)	6.86	December 31, 2017
	80,000	(5)	Nil		Nil	No expiry

Joseph Sparacio	7,500	(1)	67,500	(1)(7)	4.16	June 13, 2014
Executive Vice President & CFO	Nil		35,000	(1)(8)	2.87	December 16, 2015

Greg Foster	17,500	(1)	Nil		3.41	March 19, 2011
Chairman & President,	75,000	(1)	Nil		3.98	March 19, 2009
Filmed Entertainment	100,000	(1)	Nil		4.83	September 6, 2009
	50,000	(1)	Nil		4.60	March 18, 2010
	150,000	(1)	Nil		6.89	November 1, 2011
	Nil		300,000	(2)(9)	6.86	December 31, 2017

Larry O’Reilly	17,500	(1)	Nil		7.45	August 14, 2010
Executive Vice President,	12,250	(1)	5,250	(1)(10)	5.59	June 24, 2011
Theatre Development	4,000	(1)	36,000	(1)(11)	6.86	December 31, 2014
	Nil		25,000	(1)(12)	2.87	December 16, 2015

Robert D. Lister	15,000	(1)	Nil		4.15	August 15, 2009
Senior Executive Vice President	51,250	(1)	Nil		7.45	August 14, 2010
& General Counsel	38,500	(1)	16,500	(1)(13)	5.59	June 24, 2011
	66,000	(2)	114,000	(2)(14)	6.86	December 31, 2017

(1)	Options outstanding as of December 31, 2008.

(2)	SARs outstanding as of December 31, 2008.

(3)	150,000 of the SARs vest on each of June 30, 2009 and December 31, 2009.

(4)	The options become exercisable in five equal instalments of 100,000 on each of April 1, 2009, October 1, 2009, January 1, 2010, May 1, 2010, and September 1, 2010.

(5)	Stock awards outstanding as of December 31, 2008. The Company is required to issue either 80,000 restricted Common Shares for no consideration or pay their cash equivalent upon request by the Named Executive Officer at any time.

(6)	Mr. Wechsler served as Co-CEO until March 31, 2009.

(7)	11,250 of the options vest on May 14, 2009, 15,000 on May 14, 2010, 18,750 on May 14, 2011, and 22,500 on May 14, 2012.

(8)	3,500 of the options vest on December 16, 2009, 5,250 on December 16, 2010, 7,000 on December 16, 2011, 8,750 on December 16, 2012, and 10,500 on December 16, 2013.

(9)	150,000 of the SARs vest on each of July 1, 2009 and July 1, 2010.

(10)	The options vest on June 24, 2009.

(11)	6,000 of the options vest on December 31, 2009, 8,000 on December 31, 2010, 10,000 on December 31, 2011, and 12,000 on December 31, 2012.

(12)	2,500 of the options vest on December 16, 2009, 3,750 on December 16, 2010, 5,000 on December 16, 2011, 6,250 on December 16, 2012, and 7,500 on December 16, 2013.

(13)	The options vest on June 24, 2009.

(14)	69,000 of the SARs vest on December 31, 2009, 12,000 on December 31, 2010, 15,000 on December 31, 2011, and 18,000 on December 31, 2012.
     All options in the “Outstanding Equity Awards” table were granted under the SOP as described above in “Compensation Discussion and Analysis — Long-Term Incentive Compensation”.
     All SARs in the “Outstanding Equity Awards” table were granted under the Named Executive Officers’ individual employment agreements or other agreements as described below under “Employment Agreements and Potential Payments upon Termination or Change-in-Control”.
OPTIONS EXERCISED
     The following table sets forth information relating to the exercise of options during the fiscal year ended December 31, 2008 for each of the Named Executive Officers on an aggregated basis. No SARs were exercised during the fiscal year ended December 31, 2008.

Option Awards
	Number of Shares		Value
Name and Principal Position	Acquired on Exercise		Realized on Exercise
of Named Executive Officer	(#)		($)

Richard L. Gelfond
Co-Chairman & Co-CEO	Nil		Nil

Bradley J. Wechsler (1)
Co-Chairman & Co-CEO	Nil		Nil

Joseph Sparacio
Executive Vice President & CFO	Nil		Nil

Greg Foster
Chairman & President, Filmed Entertainment	25,000	(2)	101,205

Larry O’Reilly
Executive Vice President, Theatre Development	33,333	(3)	134,955

Robert D. Lister
Senior Executive Vice President & General Counsel	25,000	(4)	38,450

(1)	Mr. Wechsler served as Co-CEO until March 31, 2009.

(2)	The common shares were acquired pursuant to the exercise of options that had an expiration date of March 19, 2009.

(3)	The common shares were acquired pursuant to the exercise of options that had an expiration date of April 16, 2008.

(4)	The common shares were acquired pursuant to the exercise of options that had an expiration date of February 11, 2009.

PENSION BENEFITS
     The following table sets forth information relating to each defined benefit pension plan that provides for payments or other benefits at, following, or in connection with retirement, as of December 31, 2008.

		Number of	Present Value of
		Years of	Accumulated	Payments During
Name and Principal Position		Credited Service	Benefits	Last Fiscal Year
of Named Executive Officer	Plan Name	(#)	($)(1)	($)

Richard L. Gelfond	Supplemental Executive Retirement Plan	7.5	11,490,566	Nil
Co-Chairman & Co-CEO	Post Retirement Medical Benefits	—	225,000	Nil

Bradley J. Wechsler (2)	Supplemental Executive Retirement Plan	7.5	15,247,395	Nil
Co-Chairman & Co-CEO	Post Retirement Medical Benefits	—	225,000	Nil

(1)	See note 22(a) to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for certain assumptions used to calculate the present value of accumulated benefits.

(2)	Mr. Wechsler served as Co-CEO until March 31, 2009.
     The Company’s SERP is an unfunded U.S. defined benefit pension plan covering Messrs. Gelfond and Wechsler which was established in 2000. The SERP provides for a lifetime retirement benefit from age 55, determined as 75% of the member’s best average 60 consecutive months of earnings (salary and cash bonus) over the member’s employment history. The benefits were 50% vested as at July 2000, the SERP initiation date. The vesting percentage increases on a straight-line basis from inception until age 55. As of December 31, 2008, Mr. Wechsler’s benefits under the SERP were 100% vested while Mr. Gelfond’s benefits were approximately 92.1% vested.
     The Company has an unfunded post retirement plan covering Messrs. Gelfond and Wechsler. The plan provides that the Company will maintain health benefits for Messrs. Gelfond and Wechsler until they become eligible for Medicare, and, thereafter, the Company will provide Medicare supplement coverage as selected by Messrs. Gelfond and Wechsler.
     Further descriptions of the SERP, the post retirement medical benefits and the Company’s defined contribution plans are summarized above in “Compensation Discussion and Analysis — Retirement and Pension Plans”.
EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
     The Company has entered into written employment agreements with each of the Named Executive Officers, other than Larry O’Reilly, which require the Company to make payments to the Named Executive Officers in the event of the termination of their employment in various circumstances. In addition, each of the Named Executive Officers holds options granted to him under the SOP. These options are subject to the terms of the SOP and, in certain cases, the Named Executive Officer’s employment agreement. To the extent that any term of a Named Executive Officer’s option grant departs from the terms of the SOP as described below, such term is described in the summary relevant to such Named Executive Officer. Under the terms of the SOP, if a participant’s employment, consulting arrangement or term of office is terminated without cause or by reason of the participant’s resignation, death or permanent disability, the participant (or the participant’s estate) will generally be entitled to exercise the participant’s vested options for a period of thirty days, or such longer period as the Board or Option Committee determines, following the date of termination of employment. If the participant’s employment, consulting arrangement or term of office is terminated for cause, the participant’s vested options will be cancelled. All options granted immediately vest and become fully exercisable upon a change of control of the Company and the occurrence of either (i) the participant’s termination without cause, (ii) the diminution of the participant’s title or responsibilities or (iii) the participant is asked to relocate more than twenty-five miles from his existing office. If the participant is a party to an employment agreement with the Company or any of its subsidiaries and breaches any of the restrictive covenants in such agreement, the participant’s unexercised options will be cancelled.
     A portion of the analysis below sets forth the amount of compensation that would become payable to each of the Named Executive Officers under existing arrangements if the hypothetical termination of employment events described had occurred on December 31, 2008. The Company cautions that the actual amounts that would be paid upon a Named Executive Officer’s termination of employment can be determined only at the time of such individual’s separation from the Company.

Messrs. Gelfond and Wechsler
Co-Chairman & Co-Chief Executive Officers
     On November 3, 1998, the Company entered into renewal agreements (as subsequently amended, the “Agreements”) with each of Messrs. Gelfond and Wechsler, the Co-CEOs. Under the Agreements, the Company is to use its best efforts to cause the Co-CEOs to be elected to the Board of Directors. In addition, the Agreements contain non-competition provisions. For the year ended December 31, 2008, under the terms of their Agreements, Messrs. Gelfond and Wechsler received base salaries of $500,000 and were entitled to receive bonuses based upon performance.
     On February 15, 2007, each of Messrs. Gelfond and Wechsler was granted 300,000 SARs (the “February 2007 SARs”), which entitle each to receive cash from the Company for any increase in the Fair Market Value of the Common Shares from the Fair Market Value thereof on February 15, 2007 to the date of exercise of the February 2007 SARs; 150,000 of the February 2007 SARs vested immediately and 150,000 vested on December 31, 2007. On December 31, 2007, each of Messrs. Gelfond and Wechsler received an additional grant of 600,000 SARs (the “December 2007 SARs”), which entitle each to receive cash from the Company equal to any increase in the Fair Market Value of the Common Shares from the Fair Market Value thereof on December 31, 2007 to the date of exercise of the December 2007 SARs; 150,000 of the December 2007 SARs vest on each of June 30, 2008, December 31, 2008, June 30, 2009 and December 31, 2009. The February 2007 SARs and the December 2007 SARs expire on February 15, 2017 and December 31, 2017, respectively. Vesting of the SARs accelerates upon a change of control of the Company. The Company has the right, but not the obligation, to cancel at any time all, or from time to time any part, of the SARs and to replace the cancelled SARs with options, or at the Company’s discretion, restricted shares. In addition, Messrs. Gelfond and Wechsler each have outstanding 80,000 restricted shares which, in the event that regulatory or shareholder approval is not obtained, are deemed phantom stock.
     On December 11, 2008, the Company entered into an amendment to Mr. Gelfond’s employment agreement, which provides that, effective April 1, 2009, Mr. Gelfond shall assume the role of the Company’s sole Chief Executive Officer, while remaining a member of the Company’s Board of Directors. The amendment further provides that: (i) the term of Mr. Gelfond’s employment is extended until December 31, 2010; (ii) Mr. Gelfond shall continue to receive a base salary of $500,000 per year for 2009, which base salary shall increase to $600,000 per year on January 1, 2010; and (iii) Mr. Gelfond shall be granted options to purchase 500,000 of Common Shares, 100,000 of which shall vest on each of April 1, 2009, October 1, 2009, January 1, 2010, May 1, 2010, and September 1, 2010. All other terms of Mr. Gelfond’s Agreement remain in full force and effect.
     Also on December 11, 2008, the Company entered into a services agreement with Mr. Wechsler, which provides that, effective March 31, 2009, Mr. Wechsler’s employment as Co-CEO will be terminated. The services agreement further provides that: (i) Mr. Wechsler shall serve as Chairman of the Company’s Board of Directors effective April 1, 2009; (ii) Mr. Wechsler shall receive a fee of $200,000 for each year served as Chairman subject to certain conditions; and (iii) certain other provisions of Mr. Wechsler’s Agreement, including those relating to options and other equity awards, shall continue to survive the termination of Mr. Wechsler’s Agreement. The services agreement will remain in effect through the earlier of (a) the date on which Mr. Wechsler is not re-elected to the Board of Directors, and (b) April 1, 2011.
     The Company has created a defined benefit plan, the SERP, to provide benefits for Messrs. Gelfond and Wechsler upon their retirement or resignation, see “Compensation Discussion and Analysis — Retirement and Pension Plans” above for a description of the SERP. The Company has agreed to maintain health benefits for Messrs. Gelfond and Wechsler until they become eligible for Medicare and, thereafter, the Company will provide Medicare supplement coverage as selected by Messrs. Gelfond and Wechsler.
     If Mr. Gelfond voluntarily retires or resigns prior to the end of his employment term, all unvested options, restricted stock and SARs are cancelled immediately and all vested options remain exercisable for the duration of his original term. In addition, all vested SARs remain exercisable by Mr. Gelfond one year after his retirement or resignation. Under the terms of Mr. Wechsler’s services agreement, all options and SARs will continue to vest in accordance with their original vesting schedules and will remain exercisable for the entirety of their original terms.
     If either Mr. Gelfond or Mr. Wechsler had resigned or elected voluntary retirement as of December 31, 2008, they would have been entitled to estimated lump sum payments of $13,378,951 and $15,438,395, respectively. These amounts include payments under the SERP and the estimated value of health benefits.
     If a Co-CEO’s employment is terminated with cause, such CEO’s unvested options and SARs are cancelled immediately. All vested options must be exercised within 90 days of such termination and all vested SARs must be exercised within 30 days of such termination, after which any unexercised options or SARs are cancelled.

     If a Co-CEO’s employment is terminated without cause prior to the end of his employment term or if his agreement is not renewed, such Co-CEO is entitled to no less than the pro-rata portion of his target bonus and the Company must continue to pay the Co-CEO his annual salary and bonus for 12 months. With respect to Mr. Gelfond’s Agreement, if Mr. Gelfond’s employment is terminated other than for cause during the term of his employment upon being fully vested under the SERP, Mr. Gelfond shall not be entitled to receive any cash compensation other than payments under the SERP. As of December 31, 2008, Mr. Gelfond was not fully vested in the SERP. In addition, if a Co-CEO’s employment is terminated without cause or in the event of the non-renewal of a Co-CEO’s employment agreement, all unvested options and restricted stock shall immediately vest and become due. Upon termination without cause, all vested SARs remain exercisable for a period of three years. A Co-CEO whose employment is terminated without cause will receive payments under the SERP as well as retiree health benefits.
     If either Mr. Gelfond’s or Mr. Wechsler’s employment had been terminated without cause other than upon a change of control as of December 31, 2008, they would have been entitled to receive estimated payments of $16,021,694 and $16,960,397, respectively. These amounts include lump sum payments for salary and bonus, payments under the SERP and the estimated value of health benefits. Mr. Gelfond would also realize $790,000, representing the intrinsic value of his accelerated, in-the-money options calculated using the December 31, 2008 closing price of the Common Shares.
     Upon a sale of the Company, each of Messrs. Gelfond and Wechsler is also entitled to receive a cash bonus (the “Sale Bonus”) in an amount equal to the product of (a) 0.375% and (b) the amount by which the sale or liquidation transaction imputes an equity value in excess of Cdn$150,000,000 to the Common Shares originally issued by the Company (on a fully diluted basis but excluding the Common Shares issued upon the conversion of the Class B convertible preferred shares of the Company formerly outstanding which were converted into Common Shares on June 16, 1994 and the Common Shares issuable upon the exercise of warrants owned by each of Messrs. Gelfond and Wechsler). As of December 31, 2008, the Sale Bonus was estimated by the Company to be between $9,395 and $157,641, depending upon the equity assumptions used in the relevant calculations.
     In the event of a change of control of the Company, there would be an accelerated vesting of a Co-CEO’s options, restricted stock and SARs. Upon termination without cause after a change of control, all vested SARs remain exercisable for a period of three years. In the event of a change of control of the Company and subsequent termination of a Co-CEO, there would also be an acceleration (without any discount to present value) of the cash component of the Co-CEO’s compensation equal to the number of years left on the Co-CEO’s employment agreement times the total cash compensation for the CEO for the full fiscal year preceding termination. If the change of control is by way of a stock-for-stock merger, the Co-CEO’s options will vest and be converted at the stock merger conversion ratio into options of the acquiring company (if it is public) or a cash-out of the options (if the acquiring company is not public). In addition, in the event of a change of control, Messrs. Gelfond and Wechsler would receive a cash incentive bonus (the “Incentive Bonus”) equal to the product of (a) 225,000 and (b) the difference between the closing price of the Common Shares upon such change of control and the closing price of the Common Shares on March 10, 2006. As of December 31, 2008, the Incentive Bonus would not have been in-the-money.
     If there had been a change of control and either Mr. Gelfond’s or Mr. Wechsler’s employment had been terminated involuntarily as of December 31, 2008, they would have been entitled to receive estimated payments of $16,794,867 and $18,847,599, respectively. These amounts include lump sum payments for salary and bonus, payments under the SERP and the estimated value of health benefits. Mr. Gelfond would also realize $790,000, representing the intrinsic value of his accelerated, in-the-money options calculated using the December 31, 2008 closing price of the Common Shares. In addition, Messrs. Gelfond and Wechsler would have been entitled to the Sale Bonus, in the amounts estimated above. Messrs. Gelfond and Wechsler would have been entitled to the Incentive Bonus and the accelerated value of their unvested SARs as well, however, as of December 31, 2008, neither the Incentive Bonus nor the unvested SARs would have been in-the-money.
     If there had been a change of control and Mr. Gelfond or Mr. Wechsler had elected voluntary retirement as of December 31, 2008, they would have been entitled to receive estimated payments of $14,091,421 and $17,325,597, respectively. These amounts include payments under the SERP and the estimated value of health benefits. Mr. Gelfond would also realize $790,000, representing the intrinsic value of his accelerated, in-the-money options calculated using the December 31, 2008 closing price of the Common Shares. In addition, Messrs. Gelfond and Wechsler would have been entitled to the Sale Bonus, in the amounts estimated above. Messrs. Gelfond and Wechsler would have been entitled to the Incentive Bonus and the accelerated value of their unvested SARs as well, however, as of December 31, 2008, neither the Incentive Bonus nor the unvested SARs would have been in-the-money.

Mr. Sparacio
Executive Vice President & Chief Financial Officer
     On March 31, 2007, the Company entered into an employment agreement with Mr. Sparacio for a two-year term commencing on May 14, 2007. The Company has notified Mr. Sparacio of its intention to renew his employment agreement upon its expiration on May 14, 2009. Under the terms of the agreement, Mr. Sparacio receives an annual base salary of $350,000, which is subject to annual review. The agreement further provides that Mr. Sparacio is entitled to participate in the Management Bonus Plan. In addition, on June 13, 2007, Mr. Sparacio received a grant of 75,000 options to purchase Common Shares in accordance with the SOP, which options shall vest as to 10% on May 14, 2008, 15% on May 14, 2009, 20% on May 14, 2010, 25% on May 14, 2011 and 30% on May 14, 2012. These options will expire on May 14, 2017.
     Upon a resignation or termination with cause, Mr. Sparacio is entitled to receive accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 15 days of such resignation or termination.
     In the event of a termination without cause other than upon a change of control, Mr. Sparacio is entitled to receive accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 30 days of such termination. In addition, Mr. Sparacio would continue to receive base salary, automobile allowance and benefits for the greater of (i) the remainder of his employment term and (ii) six months. Under the terms of his employment agreement, Mr. Sparacio is required to mitigate the amount of any severance paid by the Company during the severance period by seeking other employment. On the date Mr. Sparacio obtains other employment, the remaining required salary payments would be reduced by half.
     If Mr. Sparacio’s employment had been terminated without cause other than upon a change of control as of December 31, 2008, he would have been entitled to receive estimated severance payments totalling $194,082, either in the form of continuance or a lump sum payment at the Company’s election.
     In the event of a termination without cause upon a change of control, Mr. Sparacio is entitled to receive accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 30 days of termination. In addition, Mr. Sparacio would continue to receive base salary, a pro-rata portion of the target bonus, automobile allowance and benefits for the greater of (i) the remainder of his employment term and (ii) 12 months following a change of control, subject to mitigation by Mr. Sparacio as described above.
     If there had been a change of control and Mr. Sparacio’s employment had been terminated without cause as of December 31, 2008, he would have been entitled to receive estimated severance payments totalling $511,352, either in the form of continuance or a lump sum payment at the Company’s election. Mr. Sparacio would also realize $75,900, representing the intrinsic value of his accelerated, in-the-money options calculated using the December 31, 2008 closing price of the Common Shares.
Mr. Foster
Chairman & President, Filmed Entertainment
     Under the terms of his employment agreement, as amended, Mr. Foster receives an annual base salary of $700,000, which is subject to annual review. For each of the 2008 and 2009 fiscal years, Mr. Foster is entitled to be paid a minimum bonus of $425,000. Mr. Foster voluntarily agreed to waive 10% of his minimum bonus for the 2008 fiscal year. In addition, Mr. Foster is entitled to a life insurance policy in the amount of $5,000,000 during the term of his employment. On December 31, 2007, in connection with the renewal of Mr. Foster’s employment agreement through July 1, 2010, Mr. Foster was granted 300,000 SARs, which entitle Mr. Foster to receive cash from the Company equal to any increase in the Fair Market Value of the Common Shares from the Fair Market Value on December 31, 2007 to the date of exercise of the SARs; 150,000 of the SARs vest on each of July 1, 2009 and July 1, 2010. The SARs expire on December 31, 2017 and vesting accelerates on a change of control of the Company. In addition to the triggering events set forth in the SOP, the vesting of Mr. Foster’s options accelerate in the event Mr. Gelfond ceases to be Chief Executive Officer of the Company.
     Upon a resignation or termination with cause, Mr. Foster is entitled to receive accrued and unpaid salary, perquisites and business expenses, any outstanding vacation pay and a pro-rata portion of his minimum bonus (the “Foster Termination Payment”) within 15 days of such resignation or termination.
     If Mr. Foster has resigned or had his employment been terminated with cause as of December 31, 2008, he would have been entitled to receive a payment of $425,000, plus accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay.

     In the event of a termination without cause upon a change of control or otherwise, Mr. Foster is entitled to receive the Foster Termination Payment within 30 days of termination. In addition, Mr. Foster would continue to receive base salary, minimum bonus and benefits for the greater of (i) the remainder of his employment term and (ii) six months. Under the terms of his employment agreement, Mr. Foster is required to mitigate the amount of any severance paid by the Company during the severance period by seeking other employment. On the date Mr. Foster obtains other employment, the remaining required salary and bonus payments would be reduced by half. In addition, if a change of control had taken place prior to March 10, 2009, Mr. Foster would have received an incentive bonus equal to the product of (a) 50,000 and (b) the difference between the closing price of the Common Shares upon such change of control and the closing price of the Common Shares on March 10, 2006.
     If Mr. Foster’s employment had been terminated without cause as of December 31, 2008, with or without a change of control, he would have been entitled to receive an estimated payment of $2,178,867. This amount includes $425,000, the pro-rated portion of his minimum bonus in the form of a lump sum payment and severance payments totalling $1,753,867 either in the form of continuance or a lump sum payment at the Company’s election. In addition, Mr. Foster would have been entitled to the value of his incentive bonus and the accelerated value of his unvested SARs, however, as of December 31, 2008, neither Mr. Foster’s incentive bonus nor his unvested SARS would have been in-the-money.
Mr. O’Reilly
Executive Vice President, Theatre Development
     Under the terms of his employment arrangement, Mr. O’Reilly receives an annual base salary of Cdn$263,877, which is subject to annual review. Mr. O’Reilly is entitled to participate in the Management Bonus Plan and Commission Plans.
     If Mr. O’Reilly’s employment had been terminated with cause as of December 31, 2008, he would have been entitled to compensation under applicable Canadian law, including accrued and unpaid salary, commissions, perquisites and business expenses and any outstanding vacation pay.
     If Mr. O’Reilly’s employment had been terminated without cause as of December 31, 2008, with or without a change of control, he would have been entitled to receive compensation under applicable Canadian law including accrued and unpaid salary, commissions, perquisites and business expenses and any outstanding vacation pay. In addition, upon a change of control, Mr. O’Reilly would realize an estimated payment of $39,750, representing the intrinsic value of his accelerated, in-the-money options using the December 31, 2008 closing price of the Common Shares. In either case, Mr. O’Reilly would also be entitled to receive ongoing commission payments, in accordance with the Commission Plans, which are estimated to be approximately $722,000 in the aggregate.
Mr. Lister
Senior Executive Vice President & General Counsel
     Under the terms of his employment agreement, as amended, Mr. Lister receives an annual base salary of $442,497, which is subject to annual review. Mr. Lister is entitled to participate in the Management Bonus Plan. On December 31, 2007, in connection with the renewal of Mr. Lister’s employment agreement through January 1, 2010, Mr. Lister was granted 120,000 SARs, which entitle Mr. Lister to receive cash from the Company equal to any increase in the Fair Market Value of the Common Shares from the Fair Market Value on December 31, 2007 to the date of exercise of the SARs; 60,000 of the SARs vested on December 31, 2008 and 60,000 will vest on December 31, 2009. In addition, the Company entered into an agreement to grant Mr. Lister 60,000 SARs, which entitle Mr. Lister to receive cash from the Company equal to any increase in the Fair Market Value of the Common Shares from the Fair Market Value thereof on December 31, 2007 to the date of exercise of the SARs. The SARs vest in five instalments of 6,000 on December 31, 2008, 9,000 on December 31, 2009, 12,000 on December 31, 2010, 15,000 on December 31, 2011, and 18,000 on December 31, 2012. All of the SARs granted to Mr. Lister expire on December 31, 2017, and vesting accelerates on a change of control of the Company. In addition to the triggering events set forth in the SOP, the vesting of Mr. Lister’s options accelerate in the event Mr. Gelfond ceases to be Chief Executive Officer of the Company.
     Upon a resignation or termination with cause, Mr. Lister is entitled to receive accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 15 days of such resignation or termination.
     In the event of a termination without cause, or in the event that Mr. Lister’s employment agreement is not renewed, Mr. Lister is entitled to receive accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 30 days of such termination. In addition, Mr. Lister would continue to receive base salary, target bonus and benefits for the greater of (i) the remainder of his employment term and (ii) 12 months. Under the terms of his employment agreement, Mr. Lister is required to mitigate the amount of any severance paid by the Company in certain circumstances by seeking other employment.

     In the event that Mr. Gelfond ceases to be Chief Executive Officer of the Company, Mr. Lister is entitled to elect to terminate his employment and, under the terms of his employment agreement, such election is deemed a termination without cause so long as he remains with the Company for six months after Mr. Gelfond ceases to be Chief Executive Officer of the Company.
     If Mr. Lister’s employment had been terminated without cause as of December 31, 2008, he would have been entitled to receive estimated severance payments totalling $633,602, in either the form of continuance or a lump sum payment at the Company’s election.
     Upon a change of control of the Company, in the event of a termination without cause or in the event that Mr. Lister’s employment agreement is not renewed, Mr. Lister is entitled to receive accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 30 days of such termination or non-renewal. In addition, Mr. Lister would continue to receive base salary, target bonus and benefits for the greater of (i) the remainder of his employment term and (ii) 18 months. Mr. Lister is also entitled to receive a retention bonus of $107,500 in the event that Mr. Lister’s employment is terminated without cause within two years of the completion of a change of control. Upon the occurrence of certain events, including a change of control of the Company, Mr. Lister shall have no obligation to mitigate payments made to him upon the termination of his employment and/or non-renewal of his employment agreement.
     In the event of a change of control of the Company and in the event that Mr. Gelfond ceases to be Chief Executive Officer of the Company, Mr. Lister is entitled to elect to terminate his employment and, under the terms of his employment agreement, such election is deemed to be a termination in connection with a change of control without cause so long as he remains with the Company for three months after Mr. Gelfond ceases to be Chief Executive Officer of the Company. In such an event, Mr. Lister will have no obligation to mitigate severance payments.
     If there had been a change of control and Mr. Lister’s employment had been terminated without cause as of December 31, 2008, he would have been entitled to receive an estimated payment of $1,060,258. This amount includes severance payments totalling $952,758, either in the form of continuance or a lump sum payment at the Company’s election, and payment of the retention bonus of $107,500. In addition, Mr. Lister would have been entitled to the value of his accelerated SARs, however, as of December 31, 2008, Mr. Lister’s SARs would not have been in-the-money.
COMPENSATION OF DIRECTORS
     Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and Committees of the Board of Directors. In addition, the Independent Directors of the Company receive Cdn$20,000 per year (or may elect to receive options to purchase Common Shares in lieu of this payment) plus Cdn$1,500 for each meeting of the Board attended in person or by telephone and Cdn$1,200 for each Committee of the Board meeting attended in person or by telephone. The Chairman of the Audit Committee receives Cdn$8,000 per year. In addition, each of the Independent Directors are granted options annually to purchase 8,000 Common Shares, in accordance with the SOP, at an exercise price equal to the Fair Market Value of the Common Shares on the date of grant which vest on the date of grant and expire on the earlier of the date which is two years after the termination of the optionee’s service as a director of the Company or seven years after the date of the grant. This policy has been reviewed by the Corporate Governance Committee at which time the Committee reviewed director compensation data for companies of a comparable size. This data was compiled by the Company’s management from public sources and was reported to the Committee. Using such information, the Committee formulated a recommendation to the Board of Directors and the final decision was made by the Board of Directors. The directors’ compensation package was approved by the Board of Directors in August 2005.

     The following table sets forth information relating to the compensation of the directors for the fiscal year ended December 31, 2008. No SARs were granted during the fiscal year ended December 31, 2008.

	Fees Earned or	Option		All Other
	Paid in Cash	Awards		Compensation	Total
Name	($) (1)	($) (2)		($)	($)

Neil S. Braun (3)	30,420	20,480	(4)	Nil	50,900

Kenneth G. Copland (5)	21,047	34,918	(6)	Nil	55,309

Garth M. Girvan (7)	32,197	20,480	(4)	Nil	52,677

David W. Leebron (8)	14,850	34,918	(6)	Nil	49,112

Marc A. Utay (9)	32,197	26,906	(6)	Nil	59,103

(1)	Includes Board and Committee meeting fees for telephonic and meetings attended in person and annual fees paid to Independent Directors. Meeting fees are generally earned in Canadian dollars. The Canadian compensation values have been converted to and reported in U.S. dollars using the Bank of Canada noon rate for the last day of the month preceding an actual payment date.

(2)	As required by SEC rules, the amounts in the “Option Awards” column reflect the aggregate expense in accordance with SFAS 123R (with no reductions for expected forfeitures) recognized in the Company’s financial statements for the 2008 fiscal year for all of the director’s outstanding option awards, regardless of when they were granted. These amounts are also included in the “Total” column. As a result, the amounts in these columns are significantly affected by accounting rules relating to the timing of expense recognition for stock-based compensation and may be more or less than the value of the awards granted by the Company for performance in the specified fiscal year. These amounts should be reviewed in conjunction with the notes to this table.

(3)	As of December 31, 2008, Mr. Braun held 40,000 options to purchase Common Shares in accordance with the SOP.

(4)	The grant date fair value of the option awards granted to the director in 2008, computed in accordance with SFAS 123R, is $20,480.

(5)	As of December 31, 2008, Mr. Copland held 85,640 options to purchase Common Shares in accordance with the SOP.

(6)	The grant date fair value of the option awards granted to the director in 2008, computed in accordance with SFAS 123R, is $32,509.

(7)	As of December 31, 2008, Mr. Girvan held 57,934 options to purchase Common Shares in accordance with the SOP.

(8)	As of December 31, 2008, Mr. Leebron held 52,171 options to purchase Common Shares in accordance with the SOP.

(9)	As of December 31, 2008, Mr. Utay held 212,230 options to purchase Common Shares in accordance with the SOP.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     The Compensation Committee is currently composed of Messrs. Girvan (Chairman), Braun, Copland, Leebron and Utay, all Independent Directors. All compensation and renewal of employment decisions for Messrs. Gelfond and Wechsler in 2008 were made by the Compensation Committee.
     The law firm of McCarthy Tétrault LLP, of which Mr. Girvan, a director of the Company, is a senior partner, provided legal services to the Company on several matters in 2008 and is continuing to provide legal services in 2009. In 2008, the Company paid McCarthy Tétrault approximately $1.1 million in respect of legal services.
     Clarion Capital Partners, LLC (“Clarion”), of which Mr. Utay, a director of the Company, is the Managing Partner, has subleased office space from the Company since 2002. In 2008, Clarion paid the Company $186,179 in connection with rent. Such rental amount, when calculated on a per square foot basis, is equal to the rent payable by the Company for the space occupied by Clarion pursuant to the Company’s underlying lease. Clarion is invoiced on a monthly basis for office services. In 2008, Clarion paid the Company $48,228 in connection with the use of certain office services.
     During the fiscal year ended December 31, 2008, no executive officer of the Company served on compensation committees or boards of directors of any other entities that had or have had one or more of its executive officers serving as a member of the Company’s Compensation Committee or Board of Directors.

CORPORATE GOVERNANCE
     Over the last several years, there have been extensive regulatory changes based on reforms arising out of the Sarbanes-Oxley Act of 2002 (“SOX”), the reforms of the SEC, the listing requirements of the NASDAQ and Canadian disclosure regulations. With the Common Shares listed on NASDAQ and the TSX, the Company reviews its governance policies and practices against these requirements under the direction of its Board of Directors. This Circular describes the Company’s various governance practices with reference to the Canadian securities legislation and, where applicable, with NASDAQ Listing Standards and Marketplace Rules.
Director Independence
     A director is determined to be independent when he or she meets the requirements of Rule 4200(a)(15) of the NASDAQ Marketplace Rules and Section 1.4 of Multilateral Instrument 52-110 (an “Independent Director”). The following five board members are Independent Directors: Messrs. Braun, Copland, Girvan, Leebron and Utay. The remaining directors, Messrs. Gelfond and Wechsler are, or until March 31, 2009, were executives of the Company. All members of the Compensation Committee, Audit Committee and Nominating Committee are considered “independent” under such committee’s independence standards. In the event any transaction or agreement is proposed in respect of which a director or executive officer has a material interest, the director or executive officer will recuse himself from voting on that matter and remove himself from the meeting while the transaction at issue is being considered by the Board of Directors.
Nomination Process
     The Board of Directors has constituted a Nominating Committee for the purpose of identifying and recommending candidates for election to the Board of Directors. Such candidates are then nominated for election by a majority of Independent Directors. The Nominating Committee does not set forth specific, minimum qualifications that nominees must meet in order for the Nominating Committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated in light of opportunities and risks facing the Company and the competencies, skills and personal qualities that are desirable to contribute to the effective governance of the Company. Directors should possess the highest personal and professional ethics, exhibit sound business judgment and be committed to representing the long-term interests of the Company and its shareholders. Candidates are identified from a number of sources including recommendations from Board members, management, shareholders and others. The Nominating Committee will consider any nominee recommended by a shareholder under the same criteria as any other potential nominee. The Company may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of the Company.
Board of Directors’ Mandate
     The Board of Directors operates under a written mandate adopted by the Company’s Board of Directors. A current copy of the Board of Directors’ Charter is available at www.imax.com and at www.sedar.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary.
Meetings of the Board of Directors and its Committees
     During the fiscal year ended December 31, 2008, the Board of Directors held 9 meetings. The Audit Committee held 5 meetings; the Compensation Committee held 1 meeting; and no meetings were held by the Corporate Governance Committee, the Nominating Committee or the Option Committee. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and committees of the Board on which such director served during the fiscal year ended December 31, 2008. The Independent Directors are given the opportunity to hold executive sessions (where non-independent directors and members of management are not in attendance) at all regularly scheduled Board meetings. A total of 5 such executive sessions of the Board of Directors were held in 2008.
     The following directors attended the following number of board meetings during the fiscal year ended December 31, 2008:

Richard L. Gelfond	9/9	Kenneth Copland	8/9	David Leebron	9/9
Bradley J. Wechsler	9/9	Garth Girvan	9/9	Marc Utay	9/9
Neil S. Braun	7/9
     All of the members of the Audit Committee are Independent Directors and hold in camera sessions where non-independent directors and members of management are not in attendance at least once each fiscal quarter. A total of 4 such in camera sessions were held in 2008.

     The Chairman of the Board of Directors is Bradley J. Wechsler, a non-independent director. The Board of Directors does not have a lead director. Any Independent Director wishing to meet with the other Independent Directors is free to contact the other Board members at any time. In addition, the Independent Directors are given the opportunity to meet without the non-independent directors at every regularly scheduled meeting. Each committee of the Board of Directors is made up of and chaired exclusively by Independent Directors.
     While the Company encourages directors to attend its annual meeting of shareholders, it has no formal policy concerning such attendance. Six of seven directors attended last year’s annual meeting of shareholders.
Committees of the Board
     The Board of Directors has delegated some of its duties to five specific committees of the Board: Audit Committee, Compensation Committee, Corporate Governance Committee, Nominating Committee and the Option Committee. Each of these committees and their respective chairs are appointed annually by the Board of Directors and have a written mandate which sets out its principal duties and responsibilities.
     Audit Committee
     The Audit Committee is currently composed of Messrs. Copland (Chairman), Braun and Leebron, who meet the independence and other requirements of the applicable NASDAQ Marketplace Rules. The Board of Directors has established the Audit Committee for the purpose of overseeing the accounting and financial reporting processes of the Company and auditing of the financial statements of the Company. Each committee member has experience with various businesses and professions, which are relevant to their understanding of the accounting principles used by the Company in preparing its financial statements and to their understanding of the general applications of such accounting principles in connection with the accounting for estimates, accruals and reserves. These experiences have been with companies, businesses and professional organizations presenting a breadth and level of complexity of accounting issues generally comparable to those reasonably expected to be raised by the Company’s financial statements and have provided them with an understanding of internal controls and procedures for financial reporting. The Board of Directors has determined that Mr. Copland, who meets the NASDAQ Marketplace Rules and Canadian Multilateral Instrument 52-110 standards for independence for audit committee members, qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee operates under a written mandate adopted by the Company’s Board of Directors. A current copy of the Audit Committee Charter is available at www.imax.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary. The information in the preceding two sentence shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the 1933 Act, or the Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.
     The Audit Committee meets with the external auditors of the Company, both with and without management present, to review and discuss the Company’s accounting policies, its quarterly and year-end financial statement information and their presentation, and significant financial issues which may arise for the Company.
     Compensation Committee
     The Compensation Committee is currently composed of Messrs. Girvan (Chairman), Braun, Copland, Leebron and Utay, all Independent Directors. The Compensation Committee is responsible for setting objectives for the Co-CEOs, assessing their performance on a periodic basis and recommending compensation arrangements to the Board of Directors. The Compensation Committee operates under a written mandate adopted by the Company’s Board of Directors. A current copy of the Compensation Committee Charter is available at www.imax.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary. The Compensation Committee made recommendations to the Board of Directors with respect to the amendment of Mr. Gelfond’s employment agreement and the services agreement with Mr. Wechsler, both dated December 2008 as well as the bonus paid to each Messrs. Gelfond and Wechsler in respect to 2008.
     Corporate Governance Committee
     The Corporate Governance Committee is currently composed of Messrs. Leebron (Chairman), Girvan and Utay, all Independent Directors, however during the fiscal year ended December 31, 2008, the duties of the Corporate Governance Committee were performed by the full Board of Directors. The Corporate Governance Committee is responsible for monitoring and evaluating the Company’s compliance with regard to the regulations enacted in connection with SOX and Canadian securities legislation; monitoring and evaluating compliance with the Company’s articles, by-laws and governance agreements; monitoring and evaluating the

Company’s corporate policies and practices, with particular attention to the Company’s disclosure and trading policies; and monitoring the effectiveness of the Board of Directors in the discharge of its general oversight responsibilities. The Corporate Governance Committee operates under a written mandate adopted by the Company’s Board of Directors. A current copy of the Corporate Governance Committee Charter is available at www.imax.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary.
     Nominating Committee
     The Nominating Committee is currently composed of Messrs. Leebron (Chairman), Braun and Copland, all Independent Directors. The Nominating Committee is responsible for identifying and recommending candidates for election to the Board of Directors. The Nominating Committee evaluates potential new candidates for the Board of Directors on an ongoing basis in light of opportunities and risks facing the Company and the competencies, skills and personal qualities that are desirable to add value to the Company and to contribute to the effective governance of the Company. The Nominating Committee operates under a written mandate adopted by the Company’s Board of Directors. A current copy of the Nominating Committee Charter is available at www.imax.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary.
     Option Committee
     The Option Committee is currently composed of Messrs. Utay (Chairman) and Girvan, both Independent Directors. The Option Committee is responsible for performing the functions required of it under the SOP, including the grant of options to Participants under the SOP, from time to time, subject to guidelines determined by the Company’s human resources department and the Compensation Committee. The Option Committee enacts written resolutions from time to time authorizing the grant of options.
Orientation and Education
     The Company has developed and implemented orientation materials and procedures for new directors. In this regard, a Board of Directors Manual is provided to all new Board members. New directors also have access to fellow directors and senior management and are invited to attend orientation sessions as necessary. Reports, materials and presentations relating to the Company’s business are provided to the Board of Directors on a periodic basis.
Board Self-Assessment
     Annually, each director and committee member completes a self-evaluation questionnaire. The input is summarized on a confidential basis and reviewed with the Corporate Governance Committee. The Chair of that Committee reports the findings to the full Board. Any agreed upon improvements are implemented as applicable.
Written Position Descriptions
     The Board of Directors has not developed written position descriptions for the Chair of the Board or of the Chair of each Committee, however it is responsible for the appointment of each Chair of a Board Committee. The Board of Directors and Committees of the Board each operate within written mandates established and periodically reviewed by the Board of Directors. The Chair of each committee is responsible for reporting on the activities of that committee to the full Board on a periodic basis.
     The Board of Directors has not developed written position descriptions for the Co-CEOs. The Board of Directors and the Co-CEOs develop, on an annual basis, detailed written corporate objectives and parameters in which the Co-CEOs operate the business of the Company. The Board of Directors is also responsible for annually evaluating the Co-CEOs against these objectives.
CODE OF ETHICS
     The Company has a Code of Ethics applicable to all employees, including the Company’s Chief Executive Officer, Chief Financial Officer and Controller and all other persons performing similar functions, and all directors and consultants. A copy of the Code of Ethics is available, without charge, at www.imax.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary. Any amendments to, or waivers of, the Code of Ethics which specifically relate to any financial professional will be disclosed promptly following the date of such amendment or waiver at www.imax.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     No director or executive officer of the Company, or any security holder of record as of the date of this Circular who owned, of record or to the Company’s knowledge, more than 5% of the Company’s outstanding Common Shares, or any member of such person’s immediate family, had any material interest, direct or indirect, in any transaction during the last fiscal year, or since the commencement of the current fiscal year, in any completed or proposed transaction, except for the following:
     The law firm of McCarthy Tétrault LLP, of which Mr. Girvan, a director of the Company, is a senior partner, provided legal services to the Company on several matters in 2008 and is continuing to provide legal services in 2009. In 2008, the Company paid McCarthy Tétrault approximately $1.1 million in respect of legal services.
     Clarion Capital Partners, LLC (“Clarion”), of which Mr. Utay, a director of the Company, is the Managing Partner, has subleased office space from the Company since 2002. In 2008, Clarion paid the Company $186,179 in connection with rent. Such rental amount, when calculated on a per square foot basis, is equal to the rent payable by the Company for the space occupied by Clarion pursuant to the Company’s underlying lease. Clarion is invoiced on a monthly basis for office services. In 2008, Clarion paid the Company $48,228 in connection with the use of certain office services.
     Patricia Keighley is the spouse of David Keighley who is an executive officer of the Company. Ms. Keighley has been employed as the Vice President and General Manager of David Keighley Productions 70MM Inc., a wholly-owned subsidiary of the Company, since February 1988. Ms. Keighley received compensation of approximately $157,263 in respect of 2008.
     On December 11, 2008, the Company entered into a services agreement with Mr. Wechsler, which provides that, effective March 31, 2009, Mr. Wechsler’s employment as Co-CEO will be terminated. The services agreement further provides that: (i) Mr. Wechsler shall serve as Chairman of the Company’s Board of Directors effective April 1, 2009; (ii) Mr. Wechsler shall receive a fee of $200,000 for each year served as Chairman subject to certain conditions; and (iii) certain other provisions of Mr. Wechsler’s employment agreement, including those relating to options and other equity awards, shall continue to survive the termination of such agreement. The services agreement will remain in effect through the earlier of (a) the date on which Mr. Wechsler is not re-elected to the Board, and (b) April 1, 2011. The aggregate amount of all periodic payments under this agreement will be $400,000 plus amounts for reasonable out-of-pocket expenses related to the Chairman’s travel and automobile expenses.
     On May 5, 2008, the Company entered into a Securities Purchase Agreement (the “Douglas Agreement”) with K&M Douglas Trust, Douglas Family Trust, James Douglas and Jean Douglas Irrevocable Descendants’ Trust and James E. Douglas III (the “Douglas Group”), pursuant to which the Company agreed to sell and the Douglas Group agreed to purchase 2,726,447 Common Shares (the “Douglas Shares”) for aggregate consideration of $18 million or approximately $6.60 per share (the equivalent of the average of the closing price of the Company’s Common Shares over the five trading days immediately preceding the date of the Douglas Agreement). The private placement closed on May 8, 2008. The Douglas Group, which owns 19.9% of the outstanding Common Shares, agreed to a five-year standstill with the Company whereby it will refrain from certain activities, including: (i) increasing its percentage ownership in the Company; (ii) seeking to influence the management of the Company or soliciting proxies; (iii) entering into fundamental or change-of-control transactions with respect to the Company; and (iv) selling or transferring any Common Shares to a person or group that would own 5% or more of the Common Shares following such sale or transfer. The Company has agreed to file a registration statement registering the resale of the Douglas Shares within 10 days of a written demand by the Douglas Group, to use commercially reasonable efforts to cause the registration statement to become effective within 90 days after filing and to maintain the effectiveness of the registration statement, subject to permitted suspensions, until the Douglas Group has sold, or may sell without restriction, the Douglas Shares.
     The Company, Wasserstein Perella Partners, L.P., Wasserstein Perella Offshore Partners, L.P., WPPN, Inc., and the Michael J. Biondi Voting Trust (collectively “WP”), and Messrs. Gelfond and Wechsler entered into a registration rights agreement (the “Registration Rights Agreement”) dated as of February 9, 1999, which carried forward the corresponding provisions of the June 16, 1994 shareholders’ agreement, and pursuant to which each of Messrs. Gelfond and Wechsler have certain rights to cause the Company to use its best efforts to register their securities under the 1933 Act. Messrs. Gelfond and Wechsler are entitled to make two such demand registrations. Messrs. Gelfond and Wechsler also have unlimited piggyback rights to register their securities under the Registration Rights Agreement whenever the Company proposes to register any securities under the 1933 Act, other than the registration of securities pursuant to an initial public offering or the registration of securities on Form S-4 or S-8 under the 1933 Act or filed in connection with an exchange offer or an offering of securities solely to the Company’s existing shareholders. Numerous provisions of the Registration Rights Agreement terminated in 2002, when WP ceased to be a shareholder of the Company.

     Messrs. Gelfond and Wechsler, and certain shareholders of the Company entered into another shareholders’ agreement on January 3, 1994 as amended on March 1, 1994 which includes, among other things, registration rights, tag along rights and drag along rights.
REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS
     On a regular basis, the Company requires its directors, nominees for director, and executive officers to identify to the Board of Directors, transactions and/or relationships which could constitute a transaction with a related person as defined in Item 404(a) of Regulation S-K. For any potential transaction in which a director, executive officer or other related person would have a material interest, such transaction is reviewed, in advance, by the Company’s General Counsel and Chief Compliance Officer to ensure compliance with the Company’s Code of Ethics and to evaluate the disclosure requirements under Item 404(a) of Regulation S-K. In addition, in the event any transaction or agreement occurs in respect of which a director or executive officer has a material interest, the director or executive officer must recuse himself from voting on that matter and remove himself from the meeting while the transaction at issue is being considered by the Board of Directors. The minutes of the Board of Directors’ meeting would reflect the nature of the interest disclosed and the fact of the recusal.
AUDITOR INDEPENDENCE
     PricewaterhouseCoopers LLP (“PwC”) are the principal independent accountants of the Company. PwC, or one of its predecessors, have been the auditors of the Company for more than five years.
Audit Fees
     For professional services rendered by PwC for the audit of the Company’s financial statements, audit of internal control over financial reporting, and review of the quarterly financial statements included in the Company’s Form 10-Ks and 10-Qs and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements in respect of the fiscal year ended December 31, 2008, PwC billed the Company $1,082,162 (2007 — $1,930,000).
Audit-Related Fees
     For professional services rendered by PwC for assurance and related services that are reasonably related to the performance of the audit or review of financial statements and which includes consultations concerning financial accounting and reporting standards and review of regulatory matters in respect of the fiscal year ended December 31, 2008, PwC billed the Company $312,278 (2007 — $1,117,000).
Tax Fees
     For professional services rendered by PwC for preparation of tax returns for certain of the Company’s foreign subsidiaries, and partnerships, including related tax advice, in respect of the fiscal year ended December 31, 2008, PwC billed the Company $66,061 (2007 — $104,000).
All Other Fees
     PwC did not bill the Company for services rendered in respect of the fiscal year ended December 31, 2008 (2007 — nil), other than the services described above.
Audit Committee’s Pre-Approval Policies and Procedures
     Section 10A(i)(1) of the Exchange Act and related SEC rules require that all audit and permissible non-audit services to be performed by a company’s principal accountants be approved in advance by the Audit Committee of the Board of Directors, subject to a de minimis exception set forth in the SEC rules (the “De Minimis Exception”). Pursuant to Section 10A(i)(3) of the Exchange Act and related SEC rules, the Audit Committee has established procedures by which the Audit Committee may pre-approve such services. The pre-approval is detailed as to the particular service or category of services to be rendered. None of the audit-related or non-audit services described above were performed pursuant to the De Minimis Exception.

REPORT OF THE AUDIT COMMITTEE
     The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2008.
     The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2008 with senior management. The Audit Committee meets privately with PwC on a periodic basis and PwC has unrestricted access to the Audit Committee. The Audit Committee has discussed with PwC the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards), which include, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has also received written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board (which relates to the accountant’s independence from the Company and related entities) and has discussed with PwC their independence from the Company. Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC and the Company’s Annual Information Form for the fiscal year ended December 31, 2008.
     The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the 1933 Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.
     The foregoing Report of the Audit Committee, dated April 8, 2009, has been furnished by Messrs. Copland, Braun and Leebron as members of the Audit Committee of the Board of Directors.
APPOINTMENT OF AUDITORS
     At the Meeting, the shareholders will be asked to approve the appointment of PricewaterhouseCoopers LLP, Chartered Accountants, as auditors of the Company to hold office until the close of the next annual meeting of shareholders at a remuneration rate to be fixed by the Board of Directors.
     Representatives of PwC are expected to be present at the Meeting and to be available to respond to appropriate questions and to make statements as they desire.
     Shareholders will be asked to approve the appointment by ordinary resolution, which requires that a majority of the votes cast at the Meeting be in favour of the resolution. Voting “Withhold” is the equivalent to voting “Abstain”. In the absence of any instruction on the accompanying Proxy, it is the intention of the persons named by management in the Proxy to vote the Common Shares represented by the Proxy in favour of the resolution.
AVAILABLE INFORMATION
     The Company makes available free of charge its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K as soon as reasonably practicable after the such filing has been made with the SEC. Reports are available at www.imax.com or by calling investor relations at 212-821-0100. Additional information relating to the Company is available at www.sedar.com. Financial information is provided in the Company’s comparative financial statements and MD&A for its most recently completed financial year.
APPROVAL BY BOARD OF DIRECTORS
     The contents and the sending of this Proxy Circular and Proxy Statement to each shareholder entitled to receive notice of the Meeting, to each director and to the auditors of the Company have been approved by the Board of Directors.
     DATED at Mississauga, Ontario, Canada, April 8, 2009.

/s/ G. MARY RUBY
G. MARY RUBY
Executive Vice President, Corporate Services and Corporate Secretary

Security Class
Holder Account Number

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   Form of Proxy - Annual General Meeting of IMAX Corporation to be held on June 3, 2009

   This Form of Proxy is solicited by and on behalf of Management.
    Notes to proxy
1.	Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2.	If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this proxy with signing capacity stated.

3.	This proxy should be signed in the exact manner as the name appears on the proxy.

4.	If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.

5.	The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management.

6.	The securities represented by this proxy will be voted or withheld from voting, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7.	This proxy confers discretionary authority in respect of amendments to matters identified in the Notice of Meeting or other matters that may properly come before the meeting.
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8.	This proxy should be read in conjunction with the accompanying documentation provided by Management.
Proxies submitted must be received by 10:30 a.m., Eastern Time, on June 1, 2009.
    VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

• Call the number listed BELOW from a touch tone telephone.	• Go to the following web site: www.investorvote.com
1-866-732-VOTE (8683) Toll Free
     If you vote by telephone or the Internet, DO NOT mail back this proxy.
Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.
Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.
To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER, HOLDER ACCOUNT NUMBER and ACCESS NUMBER listed below.

CONTROL NUMBER	HOLDER ACCOUNT NUMBER	ACCESS NUMBER
           00MPSA

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Appointment of Proxyholder

The undersigned common shareholder of IMAX Corporation (the “Company”) hereby appoints Richard L. Gelfond, failing whom, Robert D. Lister, failing whom, G. Mary Ruby,	OR	Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein.
as my/our proxyholder with full power of substitution and to vote in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual and Special Meeting of IMAX CORPORATION to be held at Stony Brook Manhattan, 2nd Floor, 401 Park Avenue South, New York, New York, USA, 10016 on June 3, 2009 at 10:30 a.m. and at any adjournment thereof.
VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES.

1. Election of Directors	For	Withhold		For	Withhold		For	Withhold

01. Neil S. Braun	☐	☐	02. Kenneth G. Copland	☐	☐	03. Garth M. Girvan	☐	☐

For	Against	Withhold

2. Appointment of Auditors – In respect of the appointment of PricewaterhouseCoopers LLP as auditors of the Company and authorizing the directors to fix their remuneration. Note: Voting Withhold is the equivalent to voting Abstain.
☐	☐	☐

Authorized Signature(s) – This section must be completed for your instructions to be executed.	Signature(s)	Date
I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting.		DD /MM /YY
If no voting instructions are indicated above, this Proxy will be voted as recommended by Management.

Interim Financial Statements – Mark this box if you would like to receive interim financial statements and accompanying Management’s Discussion and Analysis by mail.	☐
If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist.

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